Exhibit 10.12

U.S. $80,000,000

CREDIT AGREEMENT

Dated as of December 22, 2003

AMONG

DECRANE AIRCRAFT HOLDINGS, INC.,

as Borrower,

THE LENDERS LISTED HEREIN,

as Lenders,

CREDIT SUISSE FIRST BOSTON,

Acting through its Cayman Islands Branch,

as Syndication Agent,

and

as Administrative Agent,

SOLE LEAD ARRANGER AND BOOK RUNNER:

CREDIT SUISSE FIRST BOSTON,

Acting through its Cayman Islands Branch

DECRANE AIRCRAFT HOLDINGS, INC.

CREDIT AGREEMENT

TABLE OF CONTENTS

Section 1.	DEFINITIONS
1.1	Defined Terms.
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.
1.3	Other Definitional Provisions and Rules of Construction.
Section 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS
2.1	Commitments; Making of Loans; Notes.
2.2	Interest on the Loans.
2.3	Fees.
2.4	Repayments, Prepayments and Reductions in Loan Commitments; General Provisions Regarding Payments.
2.5	Use of Proceeds.
2.6	Special Provisions Governing Eurodollar Rate Loans.
2.7	Increased Costs; Taxes; Capital Adequacy.
2.8	Obligation of Lenders to Mitigate; Replacement of Lender.
Section 3.	CONDITIONS TO LOANS
3.1	Loan Party Documents.
3.2	Use of Proceeds.
3.3	Related Agreements.
3.4	No Material Adverse Change.
3.5	Lien Searches.
3.6	Solvency Certificate.
3.7	Representations and Warranties.
3.8	Necessary Governmental Authorizations and Consents.
3.9	Financial Statements.
3.10	Fees.
3.11	Completion of Proceedings.
3.12	Security Interests in Personal and Mixed Property.
3.13	Notice of Borrowing.
3.14	As of the Closing Date:
Section 4.	REPRESENTATIONS AND WARRANTIES
4.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.
4.2	Authorization of Borrowing, etc.
4.3	Financial Condition.
4.4	No Material Adverse Change; No Restricted Junior Payments.
4.5	Title to Properties; Liens; Real Property.
4.6	Litigation; Adverse Facts.
4.7	Payment of Taxes.
4.8	Governmental Regulation.
4.9	Securities Activities.
4.10	Employee Benefit Plans.
4.11	Environmental Protection.

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4.12	Employee Matters.
4.13	Solvency.
4.14	Matters Relating to Collateral.
4.15	Disclosure.
Section 5.	AFFIRMATIVE COVENANTS
5.1	Financial Statements and Other Reports.
5.2	Legal Existence, etc.
5.3	Payment of Taxes and Claims; Tax Consolidation.
5.4	Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds.
5.5	Inspection Rights.
5.6	Compliance with Laws, etc.
5.7	Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain Subsidiaries and Future Subsidiaries; IP Collateral.
5.8	Future Leased Property and Future Acquisitions of Real Property; Future Acquisition of Other Property.
5.9	PTO and CO Cover Sheets, Etc.
5.10	Mortgages.
Section 6.	NEGATIVE COVENANTS
6.1	Indebtedness.
6.2	Liens and Related Matters.
6.3	Investments.
6.4	Contingent Obligations.
6.5	Restricted Junior Payments.
6.6	Financial Covenants.
6.7	Restriction on Fundamental Changes; Asset Sales and Acquisitions.
6.8	Consolidated Capital Expenditures.
6.9	Fiscal Year.
6.10	Sales and Lease-Backs.
6.11	Sale or Discount of Receivables.
6.12	Transactions with Stockholders and Affiliates.
6.13	Issuance of Subsidiary Equity.
6.14	Conduct of Business.
6.15	Amendments of Documents Relating to Indebtedness.
Section 7.	EVENTS OF DEFAULT
7.1	Failure to Make Payments When Due.
7.2	Default in Other Agreements.
7.3	Breach of Certain Covenants.
7.4	Breach of Warranty.
7.5	Other Defaults Under Loan Documents.
7.6	Involuntary Bankruptcy; Appointment of Receiver, etc.
7.7	Voluntary Bankruptcy; Appointment of Receiver, etc.
7.8	Judgments and Attachments.
7.9	Dissolution.
7.10	Employee Benefit Plans.
7.11	Invalidity of Guaranties; Failure of Security; Repudiation of Obligations.
Section 8.	THE AGENTS
8.1	Appointment.
8.2	Powers and Duties; General Immunity.
8.3	Successor Agents.
8.4	Collateral Documents.

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8.5	Non-Reliance on Agents and Other Lenders.
Section 9.	MISCELLANEOUS
9.1	Assignments and Participations in Loans.
9.2	Expenses.
9.3	Indemnity.
9.4	Set-Off; Security Interest in Deposit Accounts.
9.5	Ratable Sharing.
9.6	Amendments and Waivers.
9.7	Independence of Covenants.
9.8	Notices.
9.9	Survival of Representations, Warranties and Agreements.
9.10	Failure or Indulgence Not Waiver; Remedies Cumulative.
9.11	Marshalling; Payments Set Aside.
9.12	Severability.
9.13	Obligations Several; Independent Nature of Lenders’ Rights.
9.14	Headings.
9.15	APPLICABLE LAW.
9.16	Successors and Assigns.
9.17	Consent to Jurisdiction and Service of Process.
9.18	Waiver of Jury Trial.
9.19	Confidentiality.
9.20	Counterparts; Effectiveness.
9.21	Maximum Amount.

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DECRANE AIRCRAFT HOLDINGS, INC.
CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of December 22, 2003, and entered into by and among DECRANE AIRCRAFT HOLDINGS, INC., a Delaware corporation (“Company”), THE LENDERS LISTED ON SCHEDULE I ATTACHED HERETO (each individually referred to herein as a “Lender” and collectively as “Lenders”), and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch (“CSFB”), as administrative agent for Lenders (in such capacity, “Administrative Agent”), and as syndication agent for Lenders (in such capacity, “Syndication Agent”).

R E C I T A L S

WHEREAS, Company has requested that Lenders make the Loans referenced herein and has agreed to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a Lien on substantially all of its personal property and its real property, including a pledge of all of the capital stock of its Domestic Subsidiaries and a pledge of 65% of the capital stock of its Foreign Subsidiaries that are owned by Company or a Domestic Subsidiary; and

WHEREAS, Parent has agreed to guarantee the Obligations hereunder and under the other Loan Documents and secure its guaranty by granting to Administrative Agent, on behalf of Lenders, a Lien on and a pledge of all of the capital stock of Company;

WHEREAS, each of Company’s Domestic Subsidiaries has agreed to guarantee the Obligations hereunder and under the other Loan Documents and secure its guaranty by granting to Administrative Agent, on behalf of Lenders, a Lien on substantially all of its personal property and real property, including a pledge of all of the capital stock of each of its Domestic Subsidiaries and 65% of the capital stock of each of its direct Foreign Subsidiaries;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders, Syndication Agent and Administrative Agent agree as follows:

Section 1.                                          DEFINITIONS

1.1                               Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Accreted Amount” has the meaning assigned to that term in subsection 2.2A.

“Acquired Controlled Person” means any Person (i) in which Company or any of its Subsidiaries has made an Investment permitted under subsection 6.3(vii) and (ii) as to which Company or such Subsidiary exercises control.  For purposes hereof, “control” means the power to appoint a majority of the board of directors (or other equivalent governing body) of such Person or to otherwise direct or cause the direction of the management or policies of such Person, whether by contractual arrangement or otherwise.

“Adjusted Eurodollar Rate” means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.  The Eurodollar Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not such a multiple.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 8.3A.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliated Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Agents” means, collectively, Syndication Agent and Administrative Agent.

“Agreement” means this Credit Agreement dated as of December 22, 2003, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Arranger” means CSFB, as sole lead arranger and as book runner of the credit facilities described herein.

“Asset Sale” means the sale, lease, assignment or other transfer (whether voluntary or involuntary) for value (collectively, a “transfer”) by Company or any of its Subsidiaries to any Person other than Company or any of its Wholly-Owned Subsidiaries of (i) any of the equity ownership of any of Company’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory and obsolete or worn out equipment sold in the ordinary course of business, (b) Cash Equivalents, and (c) any such other assets to the extent that the aggregate value of such assets transferred in any single transaction or related series of transactions is equal to $250,000 or less).

“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit I annexed hereto.

“Assumed Indebtedness” means Indebtedness of a Person which (i) is in existence at the time such Person becomes a Subsidiary of Company, or (ii) is assumed in connection with an Investment in or acquisition of such Person, and has not been incurred or created by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of Company.

“Authorized Officer” means, relative to any Loan Party, its chief executive officer, president, treasurer, chief financial officer or chief accounting officer and any of its other officers whose signatures and incumbency shall have been certified to Administrative Agent and Lenders.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus ½% per annum.

“Base Rate Loans” means Floating Rate Loans bearing interest at rates determined by reference to the Base Rate as provided herein.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Base Rate, a day (other than a Saturday or Sunday) on which banks generally are open in New York and Los Angeles for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York and Los Angeles for the conduct of substantially all of their commercial lending activities.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than 270 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank (including a U.S. branch of a foreign bank) that is a member of the Federal Reserve and has a combined capital and surplus and undivided profits of at least $500,000,000); (v) repurchase agreements which (a) are entered into with any entity referred to in clauses (iii) or (iv) above or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or A3 or better by Moody’s and maturing not more than one year after such time; and (b) are secured by a fully perfected security interest in securities of a type referred to in clauses (i) or (ii) above and which have a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into; (vi) short-term tax exempt securities that are rated not lower than MIG-1/1+ or either Moody’s or S&P with provisions for liquidity or maturity accommodations of 183 days or less; (vii) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (vi) and as to which withdrawals are permitted at least every 90 days; and (viii) in the case of any Subsidiary of Company organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (i) through (vii) above.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit II annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection 2.7B(iv).

“Change in Control” means (i) the failure of Parent at any time to own, directly or indirectly, free and clear of all Liens and encumbrances (other than Liens created under the Loan Documents, Liens securing obligations under the First Lien Credit Agreement and obligations under Interest Rate Agreements that constitute Hedge Agreements secured on a pari passu basis by the collateral securing the obligations under the First Lien Credit Agreement and Liens described in clauses (i) and (iv) of the definition of “Permitted Encumbrances”), all right, title and interest in 100% of the capital stock of Company, other than the Company Preferred Stock; (ii) the failure of the DLJMB and the Affiliates of any entity included in the definition of “DLJMB” to own at least 51% (on a fully diluted basis) of the economic and voting interest in the voting stock of Parent; (iii) the failure of DLJMB and the Affiliates of any entity included in the definition of “DLJMB” at any time to have the right to designate or nominate at least 51% of the Board of Directors of Parent; or (iv) the occurrence of a “Change in Control” as defined under the First Lien Credit Agreement or any agreement governing any Subordinated Indebtedness or Permitted Indebtedness issued by Company or the PIK Preferred Stock or PIK Notes issued by Parent.

“Change of Control Premium” shall mean the greater of (i) 1.0% of the aggregate principal amount of the Loans being prepaid and (ii) the prepayment premium applicable pursuant to subsection 2.4B(iv).

“Closing Date” means the date on or before January 15, 2004 on which the Loans are made.

“Closing Date Mortgaged Property” means the owned property listed on Schedule 5.8.

“CO” means the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Collateral” means, collectively, all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Documents” means the Parent Pledge Agreement, the Security Agreement, the Pledge Agreement and the Mortgages, and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Commitment” means the commitment of a Lender to make a Loan to Company on the Closing Date pursuant to subsection 2.1A, and “Commitments” means such commitments of all Lenders in the aggregate.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Company Excess Cash Flow Amount” means, at any date, the portion of Consolidated Excess Cash Flow for each Fiscal Year ending prior to such date not required to be applied to prepay the Loans in accordance with subsection 2.4B(ii)(d) and not required to prepay Indebtedness under the First Lien Credit Agreement (if a First Lien Credit Agreement is then in effect).

“Company Preferred Stock” means the Senior Exchangeable Preferred Stock, which accrues dividends at the rate of 16.0% per annum and matures in 2009, issued by Company.

“Compliance Certificate” means a certificate substantially in the form of Exhibit III annexed hereto delivered to Agents and Lenders by Company pursuant to subsection 5.1(iii).

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include any such expenditures (x) made from the proceeds of (i) Net Insurance/Condemnation Proceeds as permitted under subsection 6.7(vii); (ii) proceeds from Asset Sales permitted pursuant to subsection 6.7(ix); or (iii) proceeds from asset dispositions permitted by subsection 6.7(iii), or dispositions of assets excluded from the definition of Asset Sales pursuant to clause (c) of the definition of “Asset Sale”; or (y) that constitute an Investment made under subsection 6.3 (other than subsection 6.3(vi)).

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of any Indebtedness that by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is renewable or extendable at the option of Company or a Subsidiary from, the date of creation thereof.

“Consolidated EBITDA” means, for any period, subject to subsection 1.2(b), the sum (without duplication) of the amounts for such period of (i) Consolidated Net Income, (ii) any amount deducted on account of minority interests in determining Consolidated Net Income, (iii) Consolidated Interest Expense, (iv) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees and costs incurred in connection with the Transaction), (v) all amounts deducted on account of income taxes in determining Consolidated Net Income, (vi) total depreciation expense, (vii) total amortization expense, (viii) the amount deducted in determining Consolidated Net Income representing any net loss (or less any net gain) realized in connection with any sale, lease, conveyance or other disposition of any asset (other than in the ordinary course of business and other than from Company or any of its Subsidiaries to Company or any of its Subsidiaries), (ix) the amount deducted in determining Consolidated Net Income representing any extraordinary or non-recurring loss, (x) foreign currency translation and transaction losses (or minus foreign currency translation and transaction gains) and (xi) any other non-cash items reducing Consolidated Net Income less (a) other items increasing Consolidated Net Income constituting extraordinary gains and (b) Restricted Junior Payments of the type referred to in clause (iii)(x) of subsection 6.5 made during such period, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) mandatory repayments of the Loans and scheduled, mandatory and optional repayments of other Consolidated Total Debt (excluding repayments of loans except to the extent the related commitments are permanently reduced in connection with such repayments) in each case to the extent actually made during such period, (b) Consolidated Capital Expenditures paid in cash (without duplication, net of any proceeds of any related financings with respect to such expenditures), (c) Consolidated Interest Expense paid in cash, (d) the amount of taxes based on income of Company and its Subsidiaries paid or payable in cash during such period, (e) the amount paid for Permitted Acquisitions permitted and actually made under subsection 6.7(vi) and Investments permitted and actually made under subsection 6.3(xii) but only to extent paid in cash from Company’s or its Subsidiaries’ cash balances, (f) any payments with respect to Earn-Outs actually paid during such period, (g) gains on any sale, lease, conveyance, or other disposition of any asset (other than in the ordinary course of business), and (h) any distributions with respect to minority interests made during such period.

“Consolidated Interest Coverage Ratio” means, at the end of any Fiscal Quarter, subject to subsection 1.2(b), the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of Consolidated EBITDA to the cash portion of Consolidated Interest Expense other than commitment fees to the extent included therein (net of cash interest income).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements determined in accordance with GAAP, but excluding, to the extent included in such total interest expense, up-front fees and expenses and the amortization of all deferred financing costs.

 “Consolidated Leverage Ratio” means, at the end of any Fiscal Quarter, subject to subsection 1.2(b), the ratio of (a) Consolidated Total Debt (less Cash and Cash Equivalents) as of the last day of such Fiscal Quarter to (b) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on the last day of such Fiscal Quarter.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness and Contingent Obligations with respect to letters of credit (other than letters of credit issued in connection with trade payables) of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such Indebtedness of another that such Indebtedness of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Change Notice” has the meaning assigned to that term in subsection 2.4B(iii).

“Control Change Payment Date” has the meaning assigned to that term in subsection 2.4B(iii).

“CSFB” has the meaning assigned to that term in the introduction to this Agreement.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Declaration Notice” has the meaning assigned to that term in subsection 2.4B(iii).

“Default Rate Accreted Amount” has the meaning assigned to that term in subsection 2.2E.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“DLJMB” means DLJ Merchant Banking Partners II, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJMB Funding II, Inc., DLJ First ESC, L.P., DLJ ESC II, L.P., UK Investment Plan 1997 Partners, DLJ Merchant Banking Partners II-A, L.P., DLJ Diversified Partners-A, L.P., DLJ EAB Partners, L.P., DLJ Millenium Partners, L.P., DLJ Millenium Partners-A, L.P., MBP II Plan Investors, L.P. and Global Technology Partners, L.L.C.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Earn-outs” means any obligations by Company or any of its Subsidiaries to pay any amounts constituting the payment of deferred purchase price with respect to any acquisition of a business (whether through the purchase of assets or shares of capital stock), the amount of which payments is calculated on the basis of, or by reference to, bona fide financial or other operating performance of such business or specified portion thereof or any other similar arrangement.

“Eligible Assignee” means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which extends credit or buys or invests in loans as one of its businesses including insurance companies, mutual funds and lease financing companies; and (B) any Lender, any Affiliate of any Lender and any Affiliated Fund of any Lender; provided that no Affiliate of Company (other than DLJMB and its Subsidiaries and CSFB) shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive, by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) the effect of the environment on human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Oil Pollution Act (33 U.S.C. §2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Base Rate” means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the rate per annum determined by Administrative Agent at approximately 11:00 A.M. (London time) on the date which is two (2) Business Days prior to the beginning of the relevant Interest Period (as specified in the Notice of Borrowing or the applicable Notice of Continuation) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period.

“Eurodollar Rate Loans” means Floating Rate Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided herein.

“Event of Default” means each of the events set forth in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Equity Proceeds” means any proceeds received by Parent, Company or any of its Subsidiaries from the issuance or sale or exercise of their respective equity Securities, in each case pursuant to any such sale or issuance or exercise constituting or resulting from (i) capital contributions to Company, or equity Securities issuances by Parent, Company or any of its Subsidiaries, including without limitation, the issuance of the PIK Preferred Stock and any such issuances as payment of accrued dividends on the PIK Preferred Stock (excluding any such contributions or issuance resulting from a public offering or a widely distributed private offering of common equity exempted from the registration requirements of Section 5 of the Securities Act of 1933, as amended (“Section 5”) other than any such issuances resulting from or in connection with any resale by DLJMB of the PIK Preferred Stock, or any subsequent registration thereof under Section 5); (ii) any subscription agreements, incentive plan or similar arrangements with any officer, employee or director of Parent, Company or any of its Subsidiaries; (iii) any loan made by Company or any of its Subsidiaries pursuant to subsection 6.3(x); (iv) the sale of any equity Securities of Parent to any officer, director or employee of Parent, Company or any of their Subsidiaries; provided such proceeds do not exceed $5,000,000 in the aggregate; (v) the exercise of any options or warrants issued to any officer, employee or director of Parent, Company or any of its Subsidiaries or to any purchasers of the PIK Preferred Stock; or (vi) issuances by any Subsidiary of Company to Company or any other Subsidiary of Company or by Company to Parent or any Subsidiary of Company.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 A.M. (New York time) on such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent in its sole discretion.

“Financial Plan” has the meaning assigned to that term in subsection 5.1(x).

“First Closing Date” means August 28, 1998.

“First Lien Collateral Agent” means the collateral agent under the First Lien Credit Agreement.

“First Lien Credit Agreement” means (i) the Third Amended and Restated Credit Agreement, dated as of May 11, 2000, among Company, the lenders party thereto and Credit Suisse First Boston, as administrative agent and as syndication agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as the same has been amended through the Closing Date and as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions of subsection 6.1(xi) and subsection 6.15, and (ii) any replacement agreements designated by Company as a “First Lien Credit Agreement” existing at any time to refund, refinance, replace or renew (including subsequent or successive refinancings, replacements and renewals) any obligations under the documents described in clause (i) above in accordance with the provisions of subsection 6.1(xi) and subsection 6.15, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith; provided that in no event shall more than two agreements be existing in the aggregate at any one time under clauses (i) and (ii).

“First Lien Leverage Ratio” means, as of any date, the ratio of (a) Net Senior Debt minus Indebtedness under this Agreement and minus (without duplication) any Permitted Indebtedness as of the last day of a Fiscal Quarter to (b) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on the last day of such Fiscal Quarter.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is a first priority Lien, subject to no Liens that rank prior to such Lien other than (a) Permitted Encumbrances, (b) Liens securing the obligations under the First Lien Credit Agreement and obligations under Interest Rate Agreements that constitute Hedge Agreements secured on a pari passu basis with obligations under the First Lien Credit Agreement, (c) Liens permitted pursuant to subsection 6.2A(iii), (d) Liens permitted pursuant to subsection 6.2A(iv), (e) Liens permitted pursuant to subsection 6.2A(vi) or (viii) and (f) Liens permitted under subsection 6.2 that by operation of law rank prior to such Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Rate Loan Commitment” means the commitment of a Lender to make Fixed Rate Loans to Company pursuant to subsection 2.1A, and “Fixed Rate Loan Commitments” means such commitments of all Lenders in the aggregate.

“Fixed Rate Loan Exposure” means, with respect to any Fixed Rate Loan Lender as of any date of determination (i) prior to the funding of the Fixed Rate Loans, that Lender’s Fixed Rate Loan Commitment and (ii) after the funding of the Fixed Rate Loans, the outstanding principal amount of the Fixed Rate Loan of that Lender.

“Fixed Rate Loan Lender” means any Lender who holds a Fixed Rate Loan Commitment, or who has made a Fixed Rate Loan hereunder and any assignee of such Lender pursuant to subsection 9.1B.

“Fixed Rate Loans” means the Fixed Rate Loans made by Fixed Rate Loan Lenders to Company pursuant to subsection 2.1A.

“Fixed Rate Notes” means (i) the promissory notes of Company issued pursuant to subsection 2.1D on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 9.1B(i) in connection with assignments of the Fixed Rate Loans of any Fixed Rate Loan Lenders, in each case substantially in the form of Exhibit V-1 annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Floating Rate Loan Commitment” means the commitment of a Lender to make a Floating Rate Loan to Company pursuant to subsection 2.1A, and “Floating Rate Loan Commitments” means such commitments of all Lenders in the aggregate.

“Floating Rate Loan Exposure” means, with respect to any Floating Rate Loan Lender as of any date of determination (i) prior to the funding of the Floating Rate Loans, that Lender’s Floating Rate Loan Commitment and (ii) after the funding of the Floating Rate Loans, the outstanding principal amount of the Floating Rate Loan of that Lender.

“Floating Rate Loan Lender” means any Lender who holds a Floating Rate Loan Commitment or who has made a Floating Rate Loan hereunder, and any assignee of such Lender pursuant to subsection 9.1B.

“Floating Rate Loans” means the Floating Rate Loans made by Floating Rate Loan Lenders to Company pursuant to subsection 2.1A.

“Floating Rate Notes” means (i) the promissory notes of Company issued pursuant to subsection 2.1D on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 9.1B(i) in connection with assignments of the Floating Rate Loans of any Floating Rate Loan Lenders, in each case substantially in the form of Exhibit V-2 annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Flood Hazard Property” means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding and Payment Office” means (i) the office of Administrative Agent located at 11 Madison Avenue, New York, New York 10010 or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”,

“pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”,  or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons at the Facilities or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, Release, discharge, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Immaterial Subsidiary” means each Subsidiary of Company that (a) accounted for no more than 3% of the consolidated gross revenues of Company and its Subsidiaries for the most recently completed Fiscal Quarter with respect to which, pursuant to subsection 5.1(i) or 5.1(ii), financial statements have been, or are required to have been, delivered by Company on or before the date as of which any such determination is made, as reflected in such financial statements; and (b) has assets which represent no more than 3% of the consolidated gross assets of Company and its Subsidiaries as of the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to subsection 5.1(i) or 5.1(ii), financial statements have been, or are required to have been, delivered by Company on or before the date as of which any such determination is made, as reflected in such financial statements.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any  financial statement of Company, any qualification or exception to such opinion or certification (i) which is of a “going concern” or similar nature, (ii) which relates to the limited scope of examination of matters relevant to such financial statement (except, in the case of matters relating to any acquired business or assets, in respect of the period prior to the acquisition by Company of such business or asset), or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause Company to be in default of any of its obligations under subsection 6.6.

“Incremental Facility”  means Permitted Indebtedness (plus any amounts paid in kind or otherwise accreted to the original principal amount to satisfy interest obligations) issued under this Agreement pursuant to subsection 6.1(x), which shall provide for (x) no offers to purchase (other than offers to purchase made with respect to all Loans) and (y) no prepayments, amortization, redemptions or repayments except (i) on a pro rata basis with, and on the same (or later) dates as required with respect to, the Loans made on the Closing Date or (ii) only after the Loans made on the Closing Date have been paid in full.

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) except in the case of accounts payable arising in the ordinary course of business, due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (including in respect of Earn-Outs, but solely to the extent included as liabilities in accordance with GAAP), and (v) all obligations of the types referred to in clauses (i) through (iv) above, secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.  Obligations under Interest Rate Agreements and Currency Agreements constitute (X) in the case of Hedge Agreements, Contingent Obligations, and (Y) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnitee” has the meaning assigned to that term in subsection 9.3.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, among Administrative Agent, Company and the First Lien Collateral Agent, which shall be satisfactory in form and substance to Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, or (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than a Wholly-Owned Subsidiary of Company).  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IP Collateral” means, collectively, the Intellectual Property Collateral under the Security Agreement.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property.

“Lender” and “Lenders” means the persons identified as “Lenders” and listed on Schedule I attached to this Agreement, together with their successors and permitted assigns pursuant to subsection 9.1.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the Fixed Rate Loans or Floating Rate Loans or any combination thereof.

“Loan Documents” means this Agreement, the Notes, the Guaranties, the Collateral Documents and the Intercreditor Agreement.

“Loan Party” means each of Parent, Company and any of Company’s Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets, financial condition or prospects of Company and its Subsidiaries taken as a whole or (ii) the material impairment of the ability of the Loan Parties to perform, or of Agents or Lenders to enforce, the Obligations.

“Material Contract” means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earlier of (i) June 30, 2008 and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, substantially in such form as may be reasonably approved by Agents in their sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at the option of Administrative Agent, in the case of any future Mortgaged Property, an amendment to an existing Mortgage or a new Mortgage, in form satisfactory to Administrative Agent, adding such future Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, restated, supplemented or otherwise modified from time to time.  “Mortgages” means all such instruments, including any future Mortgages, collectively.

“Mortgaged Property” means the Closing Date Mortgaged Property or a property mortgaged in the future pursuant to subsection 5.8.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes and all other governmental costs and expenses reasonably estimated to be actually payable in connection with such Asset Sale (including, in the event of any Asset Sale with respect to non-U.S. assets, any such taxes, costs, and expenses resulting from repatriating such proceeds to the U.S.), (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (iii) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements, (iv) reserves for purchase price adjustments and retained liabilities reasonably expected to be payable by Company and its Subsidiaries in cash in connection therewith and (v) solely with respect to any Asset Sale consummated by a Subsidiary, the pro rata portion of any such Cash payments required to be distributed to any shareholders of such Subsidiary or any other Subsidiary that, directly or indirectly, holds the capital stock of such Subsidiary (but excluding in each case Company and its Subsidiaries).

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Company or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, but excluding (x) any such payments or proceeds thereunder required to be paid to a creditor (other than the holders of the Loans) secured by such assets that is required to be repaid under the terms thereof as a result of the relevant covered loss or taking, (y) any income taxes and all other taxes, governmental costs and expenses reasonably estimated to be actually payable in connection with the receipt of such Net Insurance/Condemnation Proceeds and (z) solely with respect to any Net Insurance/Condemnation Proceeds received by a Subsidiary, the pro rata portion of any such Cash payments required to be distributed to any shareholders of such Subsidiary or any other Subsidiary that, directly or indirectly, holds the capital stock of such Subsidiary (but excluding in each case Company and its Subsidiaries).

“Net Securities Proceeds” has the meaning set forth in subsection 2.4B(ii)(c).

“Net Senior Debt” means, at any date, Consolidated Total Debt less Subordinated Indebtedness less Cash and Cash Equivalents held by Company and its Subsidiaries, in each case at such date.

“Net Senior Debt Ratio” means, at the end of any Fiscal Quarter, subject to subsection 1.2(b), the ratio of (a) Net Senior Debt as of the last day of such Fiscal Quarter to (b) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on the last day of such Fiscal Quarter.

“Net Senior Debt Ratio Amount” means an amount of Indebtedness under the First Lien Credit Agreement (not to exceed $10,000,000 in the aggregate during the term of this Agreement) that, at the time of incurrence, results in the Net Senior Debt Ratio being less than or equal to 2.00:1.00 (calculated based on the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to subsection 5.1 but giving pro forma effect to such incurrence as if it occurred on the last day of such period).

“Net Yield” has the meaning set forth in subsection 2.2G.

“Non-Consenting Lender” means any Lender that, in response to any request by Company or Administrative Agent to a departure from, waiver of or amendment to any provision of any Loan Document that requires the agreement of all Lenders, which departure, waiver or amendment received the consent of the Requisite Lenders, shall not have given its consent to such departure, waiver or amendment.

“Non-Wholly-Owned Subsidiary” means any Subsidiary of Company that is not a Wholly-Owned Subsidiary.

“Notes” means one or more of the Fixed Rate Notes or Floating Rate Notes or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit VI annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.1B.

“Notice of Continuation” means a notice substantially in the form of Exhibit XIV annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.2D with respect to a continuation of the applicable basis for determining the interest rate with respect to the Floating Rate Loans specified therein.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Agents, Lenders or any of them under the Loan Documents, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, premium, expenses, indemnification or otherwise.

“Officer’s Certificate” means, as applied to any Person, a certificate executed on behalf of such Person by its chief executive officer, president, treasurer or its chief financial officer (or if there is no chief financial officer, its chief accounting officer).

“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease in accordance with GAAP other than any such lease under which that Person is the lessor.

“Organizational Authorizations” means, with respect to any Person, resolutions of its Board of Directors, general partners or members of such Person, and such other Persons, groups or committees (including, without limitation, managers and managing committees), if any, required by the Organizational Certificate or Organizational Documents of such Person to authorize or approve the taking of any action or the entering into of any transaction.

“Organizational Certificate” means, with respect to any Person, the certificate or articles of incorporation, partnership or limited liability company or any other similar or equivalent organizational, charter or constitutional certificate or document filed with the applicable governmental authority in the jurisdiction of its incorporation, organization or formation, which, if such Person is a partnership or limited liability company, shall include such certificates, articles or other certificates or documents in respect of each partner or member of such Person.

“Organizational Documents” means, with respect to any Person, the by-laws, partnership agreement, limited liability company agreement, operating agreement, management agreement or other similar or equivalent organizational, charter or constitutional agreement or arrangement, which, if such Person is a partnership or limited liability company, shall include such by-laws, agreements or arrangements in respect of each partner or member of such Person.

“Original Closing Date” means May 11, 2000.

“Parent” means DeCrane Holdings Co., a Delaware corporation.

“Parent Guaranty” means the Parent Guaranty executed and delivered by Parent on the Closing Date, substantially in the form of Exhibit VII annexed hereto, as such Parent Guaranty may be amended, restated, supplemented or otherwise modified from time to time.

“Parent P-I-K Securities” means the PIK Notes and the PIK Preferred Stock.

“Parent Pledge Agreement” means the Pledge Agreement executed and delivered by Parent on the Closing Date, substantially in the form of Exhibit VIII annexed hereto, as such Parent Pledge Agreement may be amended, restated, supplemented or otherwise modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means the acquisition of a business (whether through the purchase of assets or of shares of capital stock) by Company or one of its Subsidiaries (w) which is in a line of business similar or related to the lines of business of Company and its Subsidiaries, (x) for total consideration, for acquisitions made after the Closing Date (including without limitation, cash purchase price, deferred or financed purchase price and the assumption of Indebtedness, including Assumed Indebtedness, and other liabilities), of not more than $35,000,000 for any single acquisition or series of related acquisitions and, which consideration, when aggregated with the consideration for all other acquisitions made after the Original Closing Date, does not exceed $50,000,000; provided that such aggregate total consideration for Permitted Acquisitions of or by Subsidiaries that are not Subsidiary Guarantors shall not exceed an aggregate of $30,000,000 plus the Company Excess Cash Flow Amount; and provided further that such aggregate total consideration for Permitted Acquisitions of or by Non-Wholly-Owned Subsidiaries that are not Subsidiary Guarantors shall not exceed an aggregate of $10,000,000 plus the Company Excess Cash Flow Amount, (y) at a time at which no Event of Default or Potential Event of Default shall exist or shall occur as a result of giving effect to such proposed acquisition, and (z) after giving effect to such acquisition, including without limitation giving effect to the incurrence or assumption of any Indebtedness or any other costs and expenditures or the making of any distributions and other payments in connection with or otherwise relating to such Permitted Acquisition, Company shall be in pro forma compliance with each of the financial covenants set forth in subsection 6.6 for the immediately preceding four Fiscal Quarter period prior to such date of determination.

For purposes of calculating on any date usage of each dollar basket set forth in this definition:

(i)                                     Earn-outs paid or payable under any agreement entered into on or prior to the Closing Date shall be excluded from any such calculation on any date; and

(ii)                                  with respect to any acquisition consummated after the Closing Date, Earn-outs shall be included in any such calculation on any date on if, and only to the extent that, such Earn-outs have been actually paid by Company or any of its Subsidiaries on or prior to such date; provided that if on any date any such calculation is made any such dollar basket is exceeded as a result of the inclusion of any Earn-out, any acquisition consummated on or prior to such date and constituting a “Permitted Acquisition” shall continue to constitute a “Permitted Acquisition”, but such dollar basket shall be deemed to be fully utilized for purposes of determining whether any proposed new acquisition is a “Permitted Acquisition”; and

(iii)                               equity Securities of Parent issued with respect to any acquisition consummated after April 1, 2003 shall be excluded from any such calculation on any date.

Notwithstanding the foregoing, no acquisition otherwise permitted hereby by Company or a Subsidiary shall be a Permitted Acquisition if any consideration therefor consists of any Cash, Indebtedness or other assets other than equity Securities of Parent, Net Securities Proceeds of equity Securities of Parent that are not required to be used to prepay the Loans pursuant to subsection 2.4B or Earn-outs unless, after giving effect to such transaction, the First Lien Leverage Ratio is equal to or less than 2.5:1.00 for the four Fiscal Quarter period for which financial statements have been delivered pursuant to subsection 5.1 ending immediately prior to the date of closing of such acquisition, as evidenced by an Officer’s Certificate of Company delivered on such date of closing to Syndication Agent showing the calculations therefor.

“Permitted Acquisition Compliance Certificate” means an Officer’s Certificate substantially in the form of Exhibit IX annexed hereto delivered to Agents by Company pursuant to subsection 6.7(vi).

“Permitted Encumbrances” means the following types of Liens:

(i)                                     Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 5.3;

(ii)                                  Liens of landlords (except as may be waived or released as more particularly described in subsection 5.8), Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen, contractors and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(iii)                               Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(iv)                              any attachment or judgment Lien not constituting an Event of Default under subsection 7.8;

(v)                                 leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

(vi)                              easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not materially detract from the value or impair the use by Company or any of its Subsidiaries in the ordinary conduct of the business of Company or any of its Subsidiaries;

(vii)                           any (a) interest or title of a lessor or sublessor under any permitted lease, (b) restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b);

(viii)                        Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix)                                Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)                                   any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xi)                                Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries;

(xii)                             licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Subsidiary; and

(xiii)                          the general and special exceptions approved by Administrative Agent, which exceptions appear on the mortgagee title insurance policies with respect to the owned and leased properties to be encumbered by a Mortgage, pursuant to subsections 5.8B, 5.8C and 5.10.

“Permitted Indebtedness”  means up to $20,000,000 in aggregate principal amount of Indebtedness (plus any amounts paid in kind or otherwise accreted to the original principal amount to satisfy interest obligations): (i) constituting the Incremental Facility or (ii) (a) issued pursuant to documentation containing covenants, defaults, remedies and other material terms no more restrictive than such terms set forth in this Agreement or otherwise in form and substance reasonably satisfactory to Administrative Agent, (b) which shall provide for no scheduled redemptions, scheduled prepayments (excluding requirements to prepay or purchase upon asset sales, change of control events, equity contributions and other similar prepayment events and excluding any requirement to prepay upon an acceleration), sinking fund installment payments or maturities prior to the Maturity Date, (c) which shall not bear cash interest in excess of 12% per annum, and (d) which may be secured by Liens on all or a portion of the Collateral that are junior in priority to the Liens granted under the Loan Documents, pursuant to an intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“PIK Notes” means Senior Pay-in-Kind Notes, if any, issued by Parent, in exchange for PIK Preferred Stock which notes shall (i) provide for the payment of interest by accretion of the original face amount thereof or by the issuance of additional PIK Notes for a period of not less than five years after the First Closing Date, (ii) not provide for any scheduled redemptions or prepayments or any sinking fund installment payments or maturities prior to a date which is seven and one-half years after the First Closing Date, and (iii) have terms and conditions not less favorable to Parent and Lenders than those set forth in the draft “Description of Exchange Debentures” dated August 27, 1998, a copy of which has been distributed to Lenders.

“PIK Preferred Stock” means Pay-in-Kind Preferred Stock issued by Parent, providing for the payment of dividends thereon by the issuance of additional shares of such Pay-in-Kind Preferred Stock or by accretion of the original face amount thereof for a period of not less than five years from the First Closing Date, which Pay-in-Kind Preferred Stock is unsecured and unguaranteed, as amended from time to time to the extent permitted under the Parent Guaranty.

“Pledge Agreement” means the Pledge Agreement executed and delivered by Company and each Subsidiary Guarantor on the Closing Date, substantially in the form of Exhibit IV annexed hereto, as such Pledge Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

 “Pledged Collateral” means, collectively, at any time, the “Pledged Collateral” as defined in the Pledge Agreement and the Parent Pledge Agreement.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate of interest per annum announced from time to time by CSFB as its prime commercial lending rate in effect at its principal office in New York City.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  CSFB or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Property Reinvestment Application” means the application of Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as the case may be, to the acquisition by Company or its Subsidiaries of tangible or intangible property or assets (other than property or assets that constitute current assets under GAAP, unless the acquisition thereof is incidental to the acquisition of a materially greater amount of non-current assets) that is to be used in the business of Company and its Subsidiaries.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Fixed Rate Loan Commitments or the Fixed Rate Loan of any Lender, the percentage obtained by dividing (x) the Fixed Rate Loan Exposure of that Lender by (y) the aggregate Fixed Rate Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Floating Rate Loan Commitments or the Floating Rate Loan of any Lender, the percentage obtained by dividing (1) the Floating Rate Loan Exposure of that Lender by (2) the aggregate Floating Rate Loan Exposure of all Lenders; and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Fixed Rate Loan Exposure of that Lender plus the Floating Rate Loan Exposure of that Lender by (y) the sum of the aggregate Fixed Rate Loan Exposure of all Lenders plus the aggregate Floating Rate Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 9.1.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Quarterly Date” means the date which is 30 days after the Closing Date and each three-month anniversary thereof.

“Real Property Asset” means, at any time of determination, any interest then owned by any Loan Party in any real property.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Agreements” means, collectively, the Fourth Amendment to the First Lien Credit Agreement dated as of December 10, 2003 and all agreements and documents executed in connection therewith.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Requisite Lenders” means on any date, Lenders having or holding more than 50% of the sum of (i) the aggregate Fixed Rate Loan Exposure of all Lenders plus (ii) the aggregate Floating Rate Loan Exposure of all Lenders, in each case on such date.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Response Date” has the meaning assigned to that term in subsection 2.4B(iii).

“Restricted Junior Payment” means (i) any distribution, direct or indirect, on account of any class of stock of Company now or hereafter outstanding, except a distribution payable solely in shares of that class or a junior class of stock payable solely to holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed and delivered on the Closing Date by Company and each then existing Subsidiary Guarantor or executed and delivered or supplemented by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 5.7, substantially in the form of Exhibit X annexed hereto, as such Security Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

“Senior Subordinated Note Indenture” means the Indenture, dated as of October 5, 1998, executed by Company and State Street Bank and Trust Company, as trustee, pursuant to which the Senior Subordinated Notes are issued, as such Indenture has been amended through and as of the Closing Date and as such Indenture may hereafter be amended from time to time to the extent permitted under subsection 6.15.

“Senior Subordinated Notes” means the senior subordinated notes issued by Company pursuant to the Senior Subordinated Note Indenture, as such notes may be amended from time to time to the extent permitted under subsection 6.15.  “Senior Subordinated Notes” shall also refer to the registered Securities, if any, having the same terms and conditions as the notes described above which are issued by Company in exchange for such notes upon exercise of the customary registration rights accompanying such notes.

“Solvency Certificate” means an  Officer’s Certificate substantially in the form of Exhibit XI annexed hereto.

“Solvent” means, with respect to any Person, that as of the date of determination (i) the then fair value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person; (ii) the then fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (iii) such Person’s capital is not unreasonably small in relation to its business; and (iv) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Indebtedness” means the Senior Subordinated Notes and any other Indebtedness of Company subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Agents and Requisite Lenders.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) constituting members of the governing body of such entity is at the time owned and controlled, directly or indirectly, by that Person or one or more of the other

Subsidiaries of that Person or a combination thereof.  For purposes of this Agreement and the other Loan Documents, any Acquired Controlled Person shall be deemed to be a “Subsidiary” of Company for purposes of subsections 4.1, 4.5, 4.6, 4.7, 4.9, 4.10, 5.4A and the first sentence of subsections 5.4B, 5.6, 6.1, 6.2A, 6.2C, 6.3, 6.4, 6.5, 6.7, 6.10, 6.11, 6.12 and 6.14 and, to the extent (and only to the extent) that it relates to any of the foregoing subsections, Section 7.

“Subsidiary Guarantor” means any Subsidiary of Company that executes and delivers the Subsidiary Guaranty on the Closing Date or executes and delivers a counterpart thereto from time to time thereafter pursuant to subsection 5.7.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with subsection 5.7, substantially in the form of Exhibit XII annexed hereto, as such Subsidiary Guaranty may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 8.1B.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, imposed by any taxing authority, from or through which payments originate or are made or deemed made by or to Company, but excluding any income, excise, stamp or franchise taxes and other similar taxes, fees, duties, withholdings or other charges imposed on any Lender or any Agent as a result of a present or former connection between the applicable lending office (or, in the case of any Agent, the office through which it performs any of its actions as Agent) of such Lender or Agent, and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or taken any action to enforce, this Agreement or the other Loan Documents).

“Title Company” means one or more title insurance companies selected by Company and reasonably satisfactory to Agents.

“Transaction” means, collectively, (i) repayment of a portion of Indebtedness in respect of the First Lien Credit Agreement on the Closing Date, (ii) the making of the Loans on the Closing Date and (iii) any other transactions contemplated in Section 3 of this Agreement.

“Transaction Costs” means the fees, costs and expenses payable by any Loan Party in connection with the Transaction.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Wholly-Owned Subsidiary” means any Subsidiary of Company all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by Company and/or one or more of Company’s other Wholly-Owned Subsidiaries.

1.2          Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

(a)                                  Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder (including under subsection 6.6) shall be prepared, in accordance with GAAP, as in effect in the United States on the Closing Date and, unless expressly provided herein, shall be computed or determined on a consolidated basis and without duplication.

(b)                                 For purposes of computing the Consolidated Interest Coverage Ratio, the Consolidated Leverage Ratio and the Net Senior Debt Ratio (and any financial calculations required to be made or included within such ratios) as of the end of any Fiscal Quarter and for purposes of computing Consolidated EBITDA (but not for purposes of computing Consolidated Excess Cash Flow for any period), as at the end of any Fiscal Quarter, all components of such ratios (other than Consolidated Capital Expenditures) or Consolidated EBITDA for the period of four Fiscal Quarters ending at the end of such Fiscal Quarter shall include or exclude, as the case may be, without duplication, such components of such ratios or Consolidated EBITDA attributable to any business or assets that have been acquired or disposed of by Company or any of its Subsidiaries (including through mergers or consolidations) after the first day of such period of four Fiscal Quarters and prior to the end of such period, as determined in good faith by Company on a pro forma basis for such period of four Fiscal Quarters as if such acquisition or disposition had occurred on such first day of such period (including, whether or not such inclusion would be permitted under GAAP or Regulation S-X of the Securities and Exchange Commission, cost savings that would have been realized had such acquisition occurred on such day).

1.3                               Other Definitional Provisions and Rules of Construction.

A.                                    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.                                    References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

C.                                    The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2.                                          AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1                               Commitments; Making of Loans; Notes.

A.                                    Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, (i) each Fixed Rate Loan Lender having a Fixed Rate Loan Commitment severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Fixed

Rate Loan Commitments, which Pro Rata Share is set forth opposite its name on Schedule 2.1 attached hereto, and (ii) each Floating Rate Loan Lender having a Floating Rate Loan Commitment severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Floating Rate Loan Commitments, in each case to be used for the purposes identified in subsection 2.5A, which Pro Rata Share is set forth opposite its name on Schedule 2.1 attached hereto. The amounts of each Fixed Rate Loan Lender’s Fixed Rate Loan Commitment and each Floating Rate Loan Lender’s Floating Rate Loan Commitment are set forth opposite such Lender’s name on Schedule 2.1 annexed hereto.  The aggregate amount of the Commitments on the Closing Date is $80,000,000.  Each Lender’s Commitment (i) shall expire immediately and without further action on January 15, 2004, if the Loans are not made on or before that date, and (ii) to the extent unused, shall expire on the close of business on the Closing Date.  Company may make only one borrowing under the Commitments on the Closing Date.  Amounts borrowed under this subsection 2.1A and subsequently repaid or prepaid may not be reborrowed.

B.                                    Borrowing Mechanics. Loans made on the Closing Date shall be in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount.  Company shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New York time) at least one Business Day in advance of the proposed Closing Date.  The Notice of Borrowing shall specify (i) the proposed Closing Date (which shall be a Business Day), (ii) the amount and type of Loans requested and (iii) in the case of Floating Rate Loans, the initial Interest Period requested therefor.

Company shall notify Administrative Agent prior to the funding of the Loans in the event that any of the matters to which Company is required to certify in the Notice of Borrowing as being true and correct on the Closing Date is not true and correct as of the Closing Date, and the acceptance by Company of the proceeds of the Loans shall constitute a certification by Company, as of the Closing Date, as to the matters to which Company is required to certify in the Notice of Borrowing as being true and correct on the Closing Date.

C.                                    Disbursement of Funds.  All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares of the Commitments, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.  Promptly after receipt by Administrative Agent of the Notice of Borrowing pursuant to subsection 2.1B, Administrative Agent shall notify each Lender of the proposed borrowing.  Each Lender shall make the amount of its Loan available to Administrative Agent not later than 1:00 P.M. (New York time) on the Closing Date, in same day funds in Dollars, at the Funding and Payment Office.  Upon satisfaction or waiver of the conditions precedent specified in Section 3, Administrative Agent shall promptly make the proceeds of the Loans available to Company on the Closing Date, by causing an amount of same day funds in Dollars equal to the proceeds of all the Loans received by Administrative Agent from Lenders to be credited to such account or accounts as may be designated in writing to Administrative Agent by Company.

Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on the Closing Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the interest rate applicable to the Loans.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Loans of the type made on the Closing Date on which, and with respect to which, Administrative Agent made available such amount.  Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

Unless Administrative Agent shall have been notified by Company prior to the date on which it is scheduled to make payment to Administrative Agent of a payment of principal, interest or fees to Administrative Agent for the account of Lenders that Company does not intend to make available to Administrative Agent such amount on such date, Administrative Agent may assume that Company has made such amount available to Administrative Agent on such date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Lenders a corresponding amount on such date.  If such corresponding amount is not in fact made available to Administrative Agent by Company, Administrative Agent shall be entitled to recover such corresponding amount on demand from Company together with interest thereon, for each day from such scheduled payment until the date such amount is paid to Administrative Agent, at the interest rate applicable to the relevant Loans.  If Company does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Lenders and Lenders shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the scheduled payment date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Loans of the type made on such scheduled payment date on which, and with respect to which, Administrative Agent made available such amount.

D.                                    Notes.  Company shall execute and deliver on the Closing Date (i) to each Fixed Rate Loan Lender (or to Administrative Agent for that Lender) that has so requested at least one Business Day prior to the Closing Date a Fixed Rate Note substantially in the form of Exhibit V-1 annexed hereto to evidence that Lender’s Fixed Rate Loan, in the principal amount of that Lender’s Fixed Rate Loan and with other appropriate insertions, and (ii) to each Floating Rate Loan Lender (or to Administrative Agent for that Lender) that has so requested at least one Business Day prior to the Closing Date a Floating Rate Note substantially in the form of Exhibit V-2 annexed hereto to evidence that Lender’s Floating Rate Loan, in the principal amount of that Lender’s Floating Rate Loan and with other appropriate insertions.

E.                                      Register.  (a)  Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Company to such Lender resulting from each Loan made by such Lender to Company, including the amounts of principal and interest payable and paid (including Accreted Amounts and Default Rate Accreted Amounts and the increase to outstanding principal resulting from Accreted Amounts and Default Rate Accreted Amounts as provided in subsection 2.2A and subsection 2.2E) to such Lender from time to time hereunder.  In the case of a Lender that does not request, pursuant to the preceding paragraph, execution and delivery of a Note or Notes evidencing the Loans made by such Lender to Company, such account or accounts shall, to the extent not inconsistent with the notations made by Administrative Agent in the Register (as defined below), be conclusive and binding on

Company absent manifest error; provided, however, that the failure of any Lender to maintain such account or accounts shall not limit or otherwise affect any Obligations of Company or any other Loan Party.

(b) (i)  Company hereby designates Administrative Agent to serve as its agent, solely for the purpose of this subsection (b)(i), to maintain a register (the “Register”) on which Administrative Agent will record each Lender’s Commitments, the Loans made by each Lender to Company, the Interest Period, if any, with respect thereto, the Accreted Amounts and Default Rate Accreted Amounts, if any, with respect thereto and the increase to outstanding principal resulting from Accreted Amounts and Default Rate Accreted Amounts as provided in subsection 2.2A and subsection 2.2E, and each repayment in respect of the principal amount of the Loans of each Lender to Company and annexed to which Administrative Agent shall retain a copy of each Assignment Agreement delivered to Administrative Agent pursuant to subsection 9.1.  Failure to make any recordation, or any error in such recordation, shall not affect Company’s obligations in respect of such Loans.  The entries in the Register shall be conclusive, in the absence of manifest error, and Company, Administrative Agent and Lenders shall treat each Person in whose name a Loan (and as provided in subsection (b)(ii) below, the Note evidencing such Loan, if any) is registered as the owner thereof for all purposes of this Agreement notwithstanding notice or any provision herein to the contrary.

(ii)                                  Company agrees that, upon the request by any Lender which becomes a party to this Agreement after the date hereof to Administrative Agent, Company will execute and deliver to such Lender a Note evidencing the Loans made by such Lender to Company.  Each Lender agrees that before assigning its Loans, or any part thereof (other than by granting participations therein), that Lender will make a notation on any applicable Note of all Loans evidenced by that Note, all principal payments previously made thereon and of the date to which interest thereon has been paid and Accreted Amounts and Default Rate Accreted Amounts, if any, with respect thereto and the increase to outstanding principal resulting from Accreted Amounts and Default Rate Accreted Amounts as provided in subsection 2.2A and subsection 2.2E; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect such disposition or the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

2.2                               Interest on the Loans.

A.                                    Rate of Interest.  Subject to the provisions of subsection 2.2E, (i) each Fixed Rate Loan shall bear interest on the unpaid principal amount thereof (including any Accreted Amounts and Default Rate Accreted Amounts as provided below) from the date made through maturity (whether by acceleration or otherwise) at a rate equal to 15.0% per annum and (ii) each Floating Rate Loan shall bear interest on the unpaid principal amount thereof (including any Accreted Amounts and Default Rate Accreted Amounts as provided below) from the date made through maturity (whether by acceleration or otherwise) at a rate equal to (a) (1) the Adjusted Eurodollar Rate for the Interest Period applicable to such Floating Rate Loan plus 8.5% per annum or (2) if required to be a Base Rate Loan as provided herein, at the sum of the Base Rate plus 7.5% per annum, plus (b)3.0% per annum.  Until payment in full of all obligations under the First Lien Credit Agreement described in clause (i) of the definition thereof, termination of all commitments to extend credit thereunder and expiration, surrender or cash collateralization of all letters of credit thereunder, 3.0% per annum of the interest payable on the Loans (such amount being hereinafter referred to as the “Accreted Amount” for such period) shall accrete as described below and shall not be payable in cash; provided that after payment in full of all obligations under the First Lien Credit Agreement described in clause (i) of the definition thereof, termination of all commitments to extend credit thereunder and expiration, surrender or cash collateralization of all letters of credit thereunder, accretion of up to 3.0% per annum of the interest payable on the Loans shall be at the option of Company.  Company may exercise such option by delivering written notice thereof to Administrative Agent (who shall deliver such notice to each Lender) at least ten Business Days prior to each applicable Quarterly Date and on each other date on which interest is required to be paid on Loans, setting forth notice of such election to accrete interest and the percentage of such interest shall so accrete.  Any such election must be made with respect to all Loans.  On the Quarterly Date which falls in July 2004 and on each Quarterly Date thereafter which falls in January and July, and on each other date on which interest is required to be paid on Loans in connection with any prepayment, any Accreted Amounts (other than Accreted Amounts that have been so added on any prior Quarterly Date or other such date) shall be added to the outstanding principal amount of the Loans.

B.                                    Interest Periods.  In connection with each Floating Rate Loan, Company may, pursuant to the Notice of Borrowing or the applicable Notice of Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a three, six, or, if available to each Lender, nine or twelve month period; provided that:

(i)                                     the initial Interest Period for each Floating Rate Loan shall commence on the Closing Date and shall end on the date which is 30 days after the Closing Date and each Interest Period shall, in any event, end on a Quarterly Date;

(ii)                                  in the case of immediately successive Interest Periods applicable to a Floating Rate Loan, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)                               if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)                              any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v)                                 no Interest Period with respect to any portion of the Floating Rate Loans shall extend beyond June 30, 2008;

(vi)                              there shall be outstanding at any time no more than four Interest Periods with respect to the Floating Rate Loans; and

(vii)                           in the event Company fails to specify an Interest Period for any Floating Rate Loan in the applicable Notice of Continuation, Company shall be deemed to have selected an Interest Period of three months.

C.                                    Interest Payments.  Subject to the provisions of subsection 2.2E and the accretion of interest in accordance with subsection 2.2A, interest on each Loan shall be payable in arrears on and to each Quarterly Date, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity.

D.                                    Continuation.  Subject to the provisions of subsection 2.6, Company shall, upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, continue all of such Loan as a Eurodollar Rate Loan.

Company shall deliver a Notice of Continuation to Administrative Agent no later than 12:00 noon (New York time) at least three Business Days in advance of the proposed continuation date.  Each Notice of Continuation shall specify (i) the proposed continuation date (which shall be a Business Day), (ii) the amount of the Loan to be continued, (iii) the requested Interest Period, and (iv) that no Potential Event of Default or Event of Default has occurred and is continuing as of the date of the proposed continuation.  In lieu of delivering the above-described Notice of Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Continuation to Administrative Agent on or before the proposed continuation date.  Upon receipt of written or telephonic notice of any proposed continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a continuation hereunder.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Continuation for continuation of a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a continuation in accordance therewith or to pay the amounts payable pursuant to subsection 2.6D as a result of the failure to effect such continuation.

E.                                      Default Rate. Upon the occurrence and during the continuation of any Event of Default, at the request of Administrative Agent, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.0% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans).  Any such 2.0% per annum payable under this subsection 2.2E with respect to any applicable Loans (such amount being hereinafter referred to as the “Default Rate Accreted Amount” for any applicable period) shall accrete.  On each date on which amounts are required to be paid in respect of Loans hereunder, all Default Rate Accreted Amounts under this subsection 2.2E shall be added to the outstanding principal amount of the Loans.  Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

F.                                      Computation of Interest.  Interest on the Loans shall be computed on the basis of a 360-day year and for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan required to be converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan (if payment is received prior to 2:00 P.M. (New York time)) or the expiration date of an Interest Period applicable to such Loan, as the case may be, shall be excluded, provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G.                                    Interest Rate on Incremental Facility.  In the event that the Net Yield applicable to the Incremental Facility is in excess of the per annum rate of interest applicable to Fixed Rate Loans or Floating Rate Loans pursuant to subsection 2.2A or the per annum rate of interest payable in cash applicable to the Incremental Facility is in excess of the per annum rate of interest payable in cash on the Fixed Rate Loans or the Floating Rate Loans pursuant to subsection 2.2A, then (x) the per annum rate of interest payable in cash for all Fixed Rate Loans or Floating Rate Loans, as applicable, shall automatically be increased to any extent required so that the per annum rate of interest payable in cash for all Fixed Rate Loans or Floating Rate Loans, as applicable, is equal to the per annum rate of interest payable in cash for the Incremental Facility, and (y) the per annum rate of interest for all Fixed Rate Loans or Floating Rate Loans, as applicable, shall automatically be increased to any extent required so that the per annum rate of interest for all Fixed Rate Loans or Floating Rate Loans, as applicable, is equal to the Net Yield for the Incremental Facility, in each case without any action or consent of Company, any Agent or any Lender.  In no event will the per annum rate of interest payable in cash in respect of the Fixed Rate Loans or the Floating Rate Loans, as applicable, be less than the per annum rate of interest payable in cash in respect of the Incremental Facility.  “Net Yield” for purposes of loans constituting the Incremental Facility incurred pursuant to subsection 6.1(x) shall mean the sum of (a) the per annum rate of interest applicable to such loans at the date such Incremental Facility is incurred plus (b) any original issue discount offered to lenders in respect of such Incremental Facility amortized equally over the period from the date such Incremental Facility is incurred to the maturity date applicable to such Incremental Facility; provided, that such original issue discount shall not be amortized over a period of greater than three years.  All determinations by Administrative Agent as to the Net Yield or other matters set forth in this subsection 2.2G shall be conclusive and binding on all parties hereto absent manifest error.

2.3                               Fees.

Company agrees to pay to Arranger and Agents such other fees in the amounts and at the times separately agreed upon between Company, Agents and Arranger.

2.4                               Repayments, Prepayments and Reductions in Loan Commitments; General Provisions Regarding Payments.

A.                                    Scheduled Payment of Loans.

Company shall pay in full the outstanding amount of the Loans and all other Obligations owing hereunder no later than the Maturity Date.

B.                                    Prepayments.

(i)  Voluntary Prepayments.  After payment in full of all obligations under the First Lien Credit Agreement described in clause (i) of the definition thereof, termination of all commitments to extend credit thereunder and expiration, surrender or cash collateralization of all letters of credit thereunder, Company may, upon three Business Days’ prior written or telephonic notice by 12:00 Noon (New York time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly notify each Lender thereof), at any time and from time to time prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount, subject in the case of prepayments of Eurodollar Rate Loans to compliance with subsection 2.6D if such prepayment is made on a date prior to the expiration of the applicable Interest Period.  Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in subsection 2.4C.

(ii)  Mandatory Prepayments.  After payment in full of all obligations in respect of the First Lien Credit Agreement, termination of all commitments to extend credit thereunder and expiration, surrender or cash collateralization of all letters of credit thereunder, the Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4C:

(a)                                  Prepayments from Net Asset Sale Proceeds.  No later than 30 calendar days following the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale (other than any Asset Sale permitted under subsections 6.7(iv) and 6.7(viii) or an Asset Sale to Company or a Subsidiary Guarantor), Company shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided that if Company states in the Officer’s Certificate delivered pursuant to subsection 2.4B(ii)(e) that Company or the applicable Subsidiary intends to apply, within 365 days after the receipt of such Net Asset Sale Proceeds, all or a portion (as specified in such Officer’s Certificate) of such Net Asset Sale Proceeds to a Property Reinvestment Application Company shall not be required to prepay the Loans by such amount to be applied to a Property Reinvestment Application; provided further that to the extent such amount of Net Asset Sale Proceeds is not applied to a Property Reinvestment Application within such 365-day period, Company shall, on the last day of such 365-day period prepay the Loans in an aggregate amount equal to such amount of Net Asset Sale Proceeds not so applied to a Property Reinvestment Application.

(b)                                 Prepayments from Net Insurance/Condemnation Proceeds.  No later than the first Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries after the Closing Date of any Net Insurance/Condemnation Proceeds in excess of $250,000 with respect to any loss or taking or series of related losses or takings, Company shall prepay the Loans in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds; provided, however, that (i) no such prepayment shall be required to the extent under the terms of any lease or other agreement existing on the date hereof such Net Insurance/Condemnation Proceeds are required to be used to replace, rebuild or repair the asset so damaged, destroyed or taken and (ii) if Company states in the Officer’s Certificate delivered pursuant to subsection 2.4B(ii)(e) that Company or the applicable Subsidiary intends to apply, within 365 days after the receipt of such Net Insurance/Condemnation Proceeds, all or a portion (as specified in such Officer’s Certificate) of such Net Insurance/Condemnation Proceeds to a Property Reinvestment Application, Company shall not be required to prepay Loans by such amount to be applied to a Property Reinvestment Application; provided further that to the extent such amount of Net

Insurance/Condemnation Proceeds is not applied to a Property Reinvestment Application within such 365-day period, Company shall, on the last day of such 365-day period prepay the Loans in an aggregate amount equal to such amount of such Net Insurance/Condemnation Proceeds not so applied to a Property Reinvestment Application.

(c)                                  Prepayments Due to Issuance of Debt or Equity Securities.  On the date of receipt by Parent, Company or any of its Subsidiaries of the cash proceeds (any such cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including investment banking, legal, brokerage, accounting fees and expenses, being “Net Securities Proceeds”), from the issuance of equity Securities of Parent, Company or any of its Subsidiaries after the Closing Date (other than Excluded Equity Proceeds) or of debt Securities of Company or any of its Subsidiaries after the Closing Date (other than the proceeds of the issuance of Indebtedness permitted by subsection 6.1), Company shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds in the case of the proceeds of debt Securities and in an aggregate amount equal to 50% of such Net Securities Proceeds in the case of the proceeds of equity Securities; provided the amount of such prepayment hereunder in respect of Net Securities Proceeds constituting the proceeds of the issuance and sale of equity Securities shall be limited to the amount necessary to reduce the amount of Indebtedness included in the calculation of the Consolidated Leverage Ratio to the amount that would result, on a pro forma basis after giving effect to such prepayment, in a Consolidated Leverage Ratio of 3.50:1.00 or less at the end of the Fiscal Quarter then most recently ended and (ii) no such prepayment in respect of Net Securities Proceeds constituting the proceeds of the issuance and sale of equity Securities shall be required to be made at such times as the Consolidated Leverage Ratio at the end of the most recent Fiscal Quarter (as evidenced by an Officer’s Certificate delivered to Administrative Agent) is equal to or less than 3.50:1.00.

(d)                                 Prepayments from Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year, Company shall, no later than the fifth Business Day after the delivery of financial statements for such Fiscal Year, prepay the Loans in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow less the aggregate amount of all voluntary prepayments of Loans actually made in such Fiscal Year pursuant to subsection 2.4B(i); provided that (i) the amount of such prepayment hereunder in respect of Excess Cash Flow shall be limited to the amount necessary to reduce the amount of Indebtedness included in the calculation of the Consolidated Leverage Ratio to the amount that would result, on a pro forma basis after giving effect to such prepayment, in a Consolidated Leverage Ratio of 3.50:1.00 or less at the end of the Fiscal Quarter then most recently ended and (ii) if as of the last day of such Fiscal Year, the Consolidated Leverage Ratio (as evidenced by an Officer’s Certificate delivered to Administrative Agent is equal to or less than 3.50:1.00, no prepayments of any Loans need be made.

(e)                                  Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations.  Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(ii)(a)-(d) and on the date any such prepayment would have been required to be made pursuant to subsections

2.4B(ii)(a) or 2.4B(ii)(b) but for the application of the provisos to such subsections, Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount (the “Net Proceeds Amount”) of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Net Securities Proceeds, or the applicable Consolidated Excess Cash Flow, as the case may be (and which, in the case of Consolidated Excess Cash Flow, may be the Officer’s Certificate delivered pursuant to subsection 5.1(iii) with respect to the financial statements for the Fiscal Year to which such excess cash flow relates if such Officer’s Certificate contains the required information). In the event that Company shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

(f)                                    Company shall not be required to make any prepayment of Loans otherwise required by subsections 2.4B(ii)(a), (b), (c) or (d) unless and until the aggregate principal amount of the Loans to be prepaid is at least equal to $250,000.

(iii)  Prepayment upon Change of Control.  Upon the occurrence of a Change of Control, Company will give written notice (a “Control Change Notice”) of such fact to Administrative Agent and all Lenders no more than five days after the Change of Control.  The Control Change Notice shall (i) describe the facts and circumstances of such Change of Control in reasonable detail, (ii) make reference to this subsection 2.4B(iii) and state that, unless such Lender makes a declaration of its intent to have its Loans prepaid as provided below, the principal amount of such Loans shall not be prepaid, (iii) specify the date of prepayment, which will be no earlier than 5 days nor later than 15 days from the date such notice is mailed (the “Control Change Payment Date”), and (iv) specify the date (the “Response Date”) by which such Lender must respond to such Control Change Notice pursuant to this subsection 2.4B(iii) in order to have its Loans prepaid (which shall not be earlier than 5 Business Days after delivery of the Control Change Notice), together with accrued interest thereon and the Change of Control Premium, on the Control Change Payment Date.

All Loans of such Lender shall be prepaid, together with accrued interest thereon and the Change of Control Premium, on the Control Change Payment Date if such Lender delivers to Company a written notice (the “Declaration Notice”) to prepay such Lender’s Loans (which notice may provide, at such Lender’s option, for a partial prepayment of such Lender’s Loans).  Company shall prepay, and shall cause its Subsidiaries to distribute to Company sufficient funds to prepay, in full on the Control Change Payment Date all Loans for which a Declaration Notice has been issued, together with accrued interest and the Change of Control Premium thereon.  Such Declaration Notice shall only be effective if provided to Company on or prior to the Response Date.  In the event that a Control Change Notice is given and any Lender fails to provide a Declaration Notice within the time period set forth above, the Loans of such Lender shall not be prepaid.

All prepayments on the Loans pursuant to this subsection 2.4B(iii) shall be made by the payment in cash of the aggregate principal amount remaining unpaid on such Loans, and accrued interest thereon to the date of such prepayment, together with the Change of Control Premium.

(iv)                              Call Protection.  In the event that for any reason the Loans are prepaid in whole or in part prior to the date falling three years after the Closing Date, Company shall pay to Lenders a prepayment premium on the principal amount so prepaid as follows:

Relevant period	Prepayment premium as a percentage of the principal amount so prepaid

On or prior to the first anniversary of the Closing Date	3.0%

On or prior to the second anniversary of the Closing Date and after the first anniversary of the Closing Date	2.0%

On or prior to the third anniversary of the Closing Date and after the second anniversary of the Closing Date	1.0%

After the third anniversary of the Closing Date	0.0%

C.                                    General Provisions Regarding Payments.

(i)  Manner and Time of Payment.  All payments by Company of principal, interest, premium, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 P.M. (New York time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day; provided that Accreted Amounts and Default Rate Accreted Amounts shall be paid by increasing the principal amount of the Loans shall be paid as provided in subsection 2.2A or subsection 2.2E, as applicable.

(ii)  Application of Payments to Principal, Interest and Premium.  All payments in respect of the principal amount of any Loan shall include payment of accrued interest and premium, if any is due, on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of any premium and interest before application to principal.  Any mandatory prepayments of the Loans pursuant to subsection 2.4B(ii) shall be applied to prepay the Fixed Rate Loans and the Floating Rate Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(iii)  Apportionment of Payments.  Aggregate principal, premium and interest payments in respect of Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares.  Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro

Rata Share of all such payments received by Administrative Agent when received by Administrative Agent pursuant to subsection 2.3.

(iv)  Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

D.                                    Application of Proceeds of Collateral and Payments Under Guaranties.

(i)  Application of Proceeds of Collateral.  Subject to the terms of the Intercreditor Agreement (to the extent then in effect), all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document shall be applied, upon the occurrence and during the continuance of an Event of Default (except as otherwise agreed by Administrative Agent and the Requisite Lenders), against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

(a)                                  to the payment of all costs and expenses of such sale, collection or other realization, including reasonable fees and expenses of Administrative Agent and its agents and counsel, and all other expenses and liabilities made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification under such Collateral Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

(b)                                 thereafter, to the extent of any excess such proceeds, to the payment of all other such Secured Obligations then due and payable for the ratable benefit of the holders thereof; and

(c)                                  thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(ii)  Application of Payments Under Guaranties.  All payments received by Administrative Agent under any of the Guaranties at any time at which an Event of Default has occurred and is continuing, shall (except as otherwise agreed by Administrative Agent and the Requisite Lenders) be applied promptly from time to time by Administrative Agent in the following order of priority:

(a)                                  to the payment of the costs and expenses of any collection or other realization under the Guaranties, including reasonable fees and expenses of Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and such Guaranty;

(b)                                 thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in such Guaranty) then due and payable for the ratable benefit of the holders thereof; and

(c)                                  thereafter, to the extent of any excess such payments, to the payment to Parent or to the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5                               Use of Proceeds.

A.                                    Loans.  The proceeds of the Loans shall be applied by Company to permanently prepay not less than forty percent (40%) of the principal amount of term loan Indebtedness outstanding in respect of the First Lien Credit Agreement on the Closing Date (prior to giving effect to the application of proceeds described herein), to permanently reduce revolving commitments in respect of the First Lien Credit Agreement on the Closing Date in an aggregate amount not less than $16,000,000 and to repay revolving loans outstanding on the Closing Date in respect of the First Lien Credit Agreement after giving effect to the foregoing, and the remaining amount of the proceeds of the Loans shall be used to pay for fees and expenses relating to the transactions contemplated hereunder and for working capital and general and other corporate purposes of Company and its Subsidiaries.

B.                                    Margin Regulations.  No borrowing and no portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that is in violation of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System in effect on the date or dates of such borrowing and such use of proceeds.

2.6                               Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A.                                    Determination of Applicable Interest Rate.  As soon as practicable after 11:00 A.M. (London time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Floating Rate Lender.

B.                                    Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that deposits in U.S. Dollars for the relevant Interest Period are not available to Administrative Agent in the London interbank market or by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Floating Rate Lender of such determination, whereupon (i) no Loans may be continued as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Floating Rate Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company, and the Loans requested to be continued shall instead be converted to Base Rate Loans.

C.                                    Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Floating Rate Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans has become unlawful as a result of the introduction of, or any change  in or in the interpretation of, any law, treaty, governmental rule, regulation, guideline or order (whether or not having the force of law even though the failure to comply therewith would not be unlawful), in each case after the date hereof, then, and in any such event, such Floating Rate Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Floating Rate Lender).  Thereafter (a) the obligation of the Affected Lender to continue Loans as Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender (which such Affected Lender shall do promptly upon obtaining actual knowledge that the circumstance giving rise to such suspension no longer exist), (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested to be continued by Company pursuant to a Notice of Continuation, the Affected Lender shall convert such Loan to a Base Rate Loan (with interest thereon being payable on the same date or dates on which interest is payable in respect of the corresponding Loans of Floating Rate Lenders that are not Affected Lenders), (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination (with interest thereon being payable on the same date or dates on which interest is payable in respect of the corresponding Loans of Floating Rate Lenders that are not Affected Lenders).  Nothing in this subsection 2.6C shall affect the obligation of any Floating Rate Lender other than an Affected Lender to maintain Loans as Eurodollar Rate Loans in accordance with the terms of this Agreement.

D.                                    Compensation For Breakage or Non-Commencement of Interest Periods.  Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds but excluding any loss of margin for any period after any failure to borrow, continue or convert any Eurodollar Loans, or any prepayment of Eurodollar Loans described below) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in the Notice of Borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company.

E.                                      Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender; provided that Company shall not be liable for any additional amounts pursuant to subsection 2.7 as a result thereof nor shall any such action, by itself, cause such Lender to become an Affected Lender.

F.                                      Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

2.7                               Increased Costs; Taxes; Capital Adequacy.

A.                                    Compensation for Increased Costs and Taxes.  Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation of order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof (in the case of each Lender listed on the signature pages hereof and in the case of any other Lender if such change shall have affected a class of Lenders generally) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of any other Lender if such change shall not have affected a class of Lenders generally), or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

(i)                                     imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

(ii)                                  imposes any other condition (other than with respect to a tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Eurodollar Rate Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall pay to such Lender, within 15 days after receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall promptly deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.                                    Withholding of Taxes.

(i)  Payments to Be Free and Clear.  All sums payable by Company under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction on account of, any Tax.

(ii)  Grossing-up of Payments.  If Company is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

(a)                                  Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made for its own account;

(b)                                 the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(c)                                  within 30 days after paying any sum from which it is required by law to make any deduction or withholding, or within 30 days after the due date of payment of any Tax which it is required by clause (a) above to pay (whichever is later), Company shall deliver to Administrative Agent evidence available to Company reasonably satisfactory to Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender or Agent under clause (b) above except to the extent that any change after the date hereof (in the case of each Lender and Agent listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender or Agent.

(iii)  If any Taxes are directly asserted against either of Agents or any Lender with respect to any payment received by such Agents or such Lender under the Agreement, such Agents or such Lender may pay such Taxes and Company will promptly pay to such Person such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person shall equal the amount of such Taxes paid by such Person; provided, however, that Company shall not be obligated to make payment to Lenders or Agents (as the case may be) pursuant to this sentence in respect of penalties or interest attributable to any Taxes, if written demand therefor has not been made by such Lenders or Agents within 60 days from the date on which such Lenders or Agents knew of the imposition of Taxes by the relevant taxing authority or for any additional imposition which may arise from the failure of Lenders or Agents to apply payments in accordance with the applicable tax law after Company has made the payments required hereunder; provided, further, however, that Company shall not be required to pay any such additional amounts except to the extent that any change after the date hereof (in the case of each Lender and Agent listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for the deduction, withholding or payment of Taxes shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender or Agent.  After a Lender or an Agent (as the case may be) learns of the imposition of Taxes, such Lender or Agent will act in good faith to notify Company of their obligations hereunder as soon as reasonably possible.

(iv)  Evidence of Exemption from U.S. Withholding Tax.

(a)                                  Each Lender and Agent that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, or any state or other political subdivision thereof, (iii) an estate that is subject to U.S. federal income taxation regardless of the source of its income or (iv) a trust, if any only if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons has the authority to control all substantial decisions of the trust (for purposes of this subsection 2.7B(iv), any such Person referred to in clauses (i) through (iv) being a “Non-US Lender or Agent”) shall deliver to Administrative Agent and to Company on or prior to the Closing Date (in the case of each Lender and Agent listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two or more (as Company or Administrative Agent reasonably request) original copies of Internal Revenue Service Form W-8BEN or W-8EC1 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8EC1 pursuant to clause (1) above, a Certificate re Non-Bank Status, together with two or more (as Company or Administrative Agent reasonably request) original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

(b)                                 Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iv)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall on or before the date that any such form, certification or other evidence becomes obsolete or inaccurate (1) deliver to Administrative Agent and to Company two or more (as Company or Administrative Agent may reasonably request) new original copies of Internal Revenue Service Form W-8BEN or W-8EC1, or a Certificate re Non-Bank Status and two or more (as Company or Administrative Agent may reasonably request) new original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.  Each Lender and each Agent agrees, to the extent reasonable and without material cost to it, to provide to Company and Administrative Agent such other applicable forms or certificates that would reduce or eliminate any Tax.

(c)                                  Company shall not be required to pay any additional amount to any Non-US Lender or Agent under subsection 2.7B(ii) or 2.7B(iii) if such Lender or Agent shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iv); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iv)(a) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iv)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iv)(a).

(v)  If Company determines in good faith that a reasonable basis exists for contesting the imposition of a Tax with respect to a Lender or an Agent, if requested by Company, the relevant Lender or Agent, as the case may be, shall reasonably cooperate with Company in challenging such Tax at Company’s expense; provided, however, that nothing in this subsection 2.7B(v) shall require any Lender to submit to Company or any other Person any tax returns or any part thereof, or to prepare or file any tax returns other than as such Lender in its sole discretion shall determine.

(vi)  If a Lender or an Agent shall receive a refund (including any offset or credits) from a taxing authority (as a result of any error in the imposition of Taxes by such taxing authority) of any Taxes paid by Company pursuant to subsection 2.7B(ii) and 2.7B(iii) above, such Lender or Agent (as the case may be) shall promptly pay Company the amount so received, with interest, if any, from the taxing authority with respect to such refund, net of any tax liability incurred by such Lender or Agent that is attributable to the receipt of such refund and such interest; provided that such Lender or Agent, as the case may be, shall be entitled to use reasonable methods to calculate the allocation of any such refund payable to Company so long as such method does not result in a materially reduced amount being paid to Company as compared to similarly situated borrowers.

(vii)  Each Lender and each Agent agrees, to the extent reasonable and without material cost to it, to cooperate with Company to minimize any amounts payable by Company under this subsection 2.7B; provided, however, that nothing in this subsection 2.7B shall require any Lender to take any action which, in the sole discretion of such Lender, is inconsistent with its internal policy and legal and regulatory restrictions.

C.                                    Capital Adequacy Adjustment.  If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof (in the case of each Lender listed on the signature pages hereof and in the case of any other Lender if such change shall have affected a class of Lenders generally) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of any other Lender if such change shall not have affected a class of Lenders generally) of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change after such date therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency issued after such date, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within 15 days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction.  Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that such Lender may not impose materially greater costs on Company than on similarly situated borrowers by the virtue of the methodology applied to calculate such additional amounts.

D.                                    Period of Recovery.  Company shall not be obligated to compensate any Lender for any costs or additional amounts with respect to which such Lender may request compensation pursuant to this subsection 2.7 to the extent such costs have accrued, or have been incurred, prior to 180 days prior to the date on which such Lender demands compensation therefor hereunder.

2.8                               Obligation of Lenders to Mitigate; Replacement of Lender.

A.                                    Mitigation.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above.  A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

B.                                    Replacement of Lender.  If Company receives a notice of amounts due pursuant to subsection 2.7A, subsection 2.7B or subsection 2.7C from a Lender or a Lender becomes an Affected Lender or a Non-Consenting Lender (any such Lender, a “Subject Lender”), so long as Company has obtained a commitment from another Lender or an Eligible

Assignee to purchase at par the Subject Lender’s Loans and assume all other obligations of the Subject Lender hereunder, upon written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans to such other Lender or Eligible Assignee pursuant to the provisions of subsection 9.1B; provided that, prior to or concurrently with such replacement (i) Company has paid to the Lender giving such notice all amounts under subsection 2.6D and subsection 2.7 (if applicable) through such date of replacement, (ii) Company or the applicable assignee has paid to Administrative Agent the processing fee required to be paid by subsection 9.1B(iv) and (iii) all of the requirements for such assignment contained in subsection 9.1B, including, without limitation, the consent of Agents (if required) and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled.

Section 3.                                          CONDITIONS TO LOANS

The obligations of Lenders to make the Loans on the Closing Date are subject to prior or concurrent satisfaction of the following conditions:

3.1                               Loan Party Documents.  On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Company or such other Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)  Certified copies of the Organizational Certificate of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation, organization or formation, as applicable, and each other state in which such Person does a material amount of business and is qualified as a foreign entity to do business and, to the extent applicable and generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

(ii)  Copies of the Organizational Documents of such Person, certified as of the Closing Date by an Authorized Officer of such Person or such Person’s corporate secretary or assistant secretary;

(iii)  Organizational Authorizations of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and the consummation of the transactions contemplated by the foregoing, certified as of the Closing Date by an Authorized Officer of such Person or such Person’s corporate secretary or assistant secretary as being in full force and effect without modification or amendment;

(iv)  Signature and incumbency certificates with respect to each Authorized Officer of such Person executing any Loan Document or authorized to execute any notice, request or other document that may be delivered pursuant thereto;

(v)  Executed originals of the Credit Agreement, any Notes requested by any Lender at least one Business Day prior to the Closing Date, the Intercreditor Agreement, the Parent Guaranty, the Parent Pledge Agreement, the Pledge Agreement, the Security Agreement and the Subsidiary Guaranty, executed by Parent, Company and each of Company’s Domestic Subsidiaries, as applicable; and

(vi)  Such other documents as Agents may reasonably request.

3.2                               Use of Proceeds.

(i)  Repayment of Existing Indebtedness under the First Lien Credit Agreement. Contemporaneously with the application of the proceeds of the Loans to be made on the Closing Date, Company shall have used the proceeds of such Loans to permanently prepay not less than forty percent (40%) of the principal amount of term loan Indebtedness outstanding in respect of the First Lien Credit Agreement on the Closing Date (prior to giving effect to the application of proceeds described herein), to permanently reduce revolving commitments in respect of the First Lien Credit Agreement on the Closing Date in an aggregate amount not less than $16,000,000, to repay revolving loans outstanding on the Closing Date in respect of the First Lien Credit Agreement after giving effect to the foregoing, and to pay for Transaction Costs.  There shall be no existing Indebtedness of Company or its Subsidiaries outstanding after consummation of the Closing Date transactions other than Indebtedness permitted under subsection 6.1.

(ii)  Compliance with Laws.  The making of the Loans requested on the Closing Date shall not violate Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

3.3                               Related Agreements.  Agents shall have received copies of the Related Agreements in effect on the Closing Date.

3.4                               No Material Adverse Change.  No material adverse change in the financial condition, operations, assets, business, properties or prospects of Company and its Subsidiaries, taken as a whole, since June 30, 2003, shall have occurred.  There shall exist no pending or threatened material litigation, proceedings or investigations which could reasonably be expected to have a Material Adverse Effect.

3.5                               Lien Searches.  Delivery to Administrative Agent of the results of a recent search of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of Company and any of its Domestic Subsidiaries, together with copies of all such filings disclosed by such search.

3.6                               Solvency Certificate.  Company shall have delivered to Arranger and Agents a Solvency Certificate dated the Closing Date.

3.7                               Representations and Warranties.  Company shall have delivered to Agents an Officer’s Certificate, in form and substance reasonably satisfactory to Agents, to the effect that the representations and warranties in Section 4 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date).

3.8                               Necessary Governmental Authorizations and Consents.  Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with all transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.9                               Financial Statements.  Lenders shall have received (i) unaudited financial statements of Company and its Subsidiaries for the Fiscal Quarter ended September 30, 2003, (ii) pro forma consolidated balance sheets of Company and its Subsidiaries as of September 30, 2003, giving pro forma effect to the Closing Date transactions and (iii) projected financial statements (including balance sheets and statements of operations and cash flows) of Company and its Subsidiaries through and including December 31, 2008.

3.10                        Fees.  Company shall have paid to Agents, Lenders and Arranger the fees payable on the Closing Date.

3.11                        Completion of Proceedings.  All documents executed or submitted pursuant hereto by or on behalf of Company or any of its Subsidiaries or any other Loan Parties shall be reasonably satisfactory in form and substance to Agents and their counsel; Agents and their counsel shall have received all information, approvals, opinions, documents or instruments that Agents or their counsel shall have reasonably requested.

3.12                        Security Interests in Personal and Mixed Property.  Administrative Agent shall have received evidence satisfactory to it that each Loan Party shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clause (iii) below) that may be necessary or, in the opinion of Agents, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral.  Such actions shall include the following:

(i)  Schedules to Collateral Documents.  Delivery to Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents;

(ii)  Stock Certificates and Instruments.  Delivery to the First Lien Collateral Agent (pursuant to the terms of the Intercreditor Agreement) of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank) representing all capital stock pledged pursuant to the Parent Pledge Agreement and the Pledge Agreement and (b) all promissory notes or other instruments evidencing any Collateral;

(iii)  UCC Financing Statements and Fixture Filings.  Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings, with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the First Priority security interests created in such Collateral pursuant to the Collateral Documents; and

(iv)  Opinions of Local Counsel.  Delivery to Agents of an opinion of counsel (which counsel shall be reasonably satisfactory to Agents) under the laws of the states of California and Arkansas with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral, in each case in form and substance reasonably satisfactory to Agents and dated the Closing Date.

B.                                    Opinions of Counsel to Loan Parties.  Lenders and their respective counsel shall have received originally executed copies of a written opinion of Davis Polk & Wardwell, special New York counsel for Loan Parties, and Spolin Silverman Cohen & Bartlett LLP, counsel for Loan Parties, each in form and substance reasonably satisfactory to Agents and dated the Closing Date.

3.13                        Notice of Borrowing.  Administrative Agent shall have received, in accordance with the provisions of subsection 2.1B, an executed Notice of Borrowing signed by an Authorized Officer of Company.

3.14                        As of the Closing Date:

(i)  The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; and

(ii)  No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by the Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default.

Section 4.                                          REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Agents to enter into this Agreement and to make the Loans, Company represents and warrants to each Lender and Agents, on the Closing Date, that the following statements are true, correct and complete:

4.1                               Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.                                    Organization and Powers.  Each Loan Party is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation, formation or organization as specified in Schedule 4.1 annexed hereto except to the extent that the failure to be in good standing has not had and will not have a Material Adverse Effect.  Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

B.                                    Qualification and Good Standing.  Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

C.                                    Subsidiaries.  All of the Subsidiaries of Company as of the Closing Date are identified in Schedule 4.1 annexed hereto. Each of the Subsidiaries of Company identified in Schedule 4.1 is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation or organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and will not have a Material Adverse Effect.  Schedule 4.1 correctly sets forth the ownership interest of Company and each of its Subsidiaries, as of the Closing Date, in each of the Subsidiaries of Company identified therein.

4.2                               Authorization of Borrowing, etc.

A.                                    Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary actions on the part of each Loan Party that is a party thereto.

B.                                    No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements and the consummation of the transactions contemplated by the Loan Documents and the Related Agreements do not and will not (i) violate any provision of (x) any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, (y) the Organizational Certificate or Organizational Documents of Company or any of Company’s Subsidiaries or (z) any order, judgment or decree of any court or other agency of government binding on Company or any of Company’s Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the First Lien Credit Agreement in effect on the date hereof or the Senior Subordinated Note Indenture or any of the documents executed in connection with any of the foregoing, (iii) conflict with, result in a breach of or constitute a default under any Contractual Obligation of Company or any of its Subsidiaries not referred to in the immediately preceding clause (ii), where such conflict, breach or default in the aggregate have had or could reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien upon any of the properties or assets of  Company or any of Company’s Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (v) require any approval of or consent of any Person under any Contractual Obligation of Company or any of Company’s Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date or such approvals or consents the failure of which to obtain has not had and could not reasonably be expected to have a Material Adverse Effect.

C.                                    Governmental Consents.  The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements and the consummation of the transactions contemplated by the Loan Documents and the Related Agreements do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body other than any such registrations, consents, approvals, notices or other actions (x) that have been made, obtained or taken on or prior to the date on which such registrations, consents, approvals, notices or other actions are required to be made, obtained or taken, as the case may be, and are in full force and effect or (y) the failure of which to make, obtain or take has not had and could not reasonably be expected to have a Material Adverse Effect.

D.                                    Binding Obligation.  Each of the Loan Documents and the Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.3                               Financial Condition.

Company has heretofore delivered to Lenders, at Lenders’ request, the following financial statements and information:  (i) the audited consolidated balance sheets of Company and its Subsidiaries as at December 31, 2001 and 2002, and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for the Fiscal Years ended December 31, 2001 and 2002, and (ii) the unaudited consolidated balance sheet of Company and its Subsidiaries as of September 30, 2003 and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for the nine months then ended.  All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to no footnote disclosure and changes resulting from normal year-end adjustments.

4.4                               No Material Adverse Change; No Restricted Junior Payments.

Since June 30, 2003, no event or change has occurred which constitutes, either in any case or in the aggregate, a Material Adverse Effect.  Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment except as permitted by subsection 6.5.

4.5                               Title to Properties; Liens; Real Property.

A.                                    Title to Properties; Liens.  Except to the extent that failure to do so has not had and  could not reasonably be expected to have a Material Adverse Effect, Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B.                                    Real Property.  As of the Closing Date, Schedule 4.5 annexed hereto contains a true, accurate and complete list of (i) all real property owned by Company or any Domestic Subsidiary and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.

4.6                               Litigation; Adverse Facts.

Except as set forth in Schedule 4.6 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither Company nor any of its Subsidiaries is in violation of any applicable laws (including Environmental Laws) which violations, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.7                               Payment of Taxes.

Except to the extent permitted by subsection 5.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established.

4.8                               Governmental Regulation.

Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940.

4.9                               Securities Activities.

Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

4.10                        Employee Benefit Plans.

A.                                    Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in substantial compliance with all applicable material provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except to the extent that any such noncompliance or nonperformance could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified except as could not reasonably be expected to have a Material Adverse Effect.

B.                                    No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a Material Adverse Effect.

C.                                    Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates, except as could not reasonably be expected to result in a Material Adverse Effect.

D.                                    As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) could not reasonably be expected to have a Material Adverse Effect

E.                                      As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA could not reasonably be expected to have a Material Adverse Effect.

4.11                        Environmental Protection.

Except as set forth in Schedule 4.11 annexed hereto and except as to matters that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(i)  neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any current Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity;

(ii)  neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(iii)  there are and, to Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities at the Facilities or otherwise relating to the operation of Company or any of its Subsidiaries which could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries;

(iv)  neither Company’s nor its Subsidiaries’ operations involve the transportation, storage or disposal of Hazardous Materials so as to require a permit for such operations under RCRA Part B (42 U.S.C. §6925 and 40 C.F.R. 270.1 et seq.) or involve transporting hazardous materials generated by a third party for disposal; and

(v)compliance with all current requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a  Material Adverse Effect.

4.12                        Employee Matters.

There is no strike or work stoppage in existence or threatened affecting Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

4.13                        Solvency.

On the Closing Date, after giving effect to the consummation of the Transactions, each Loan Party is Solvent.

4.14                        Matters Relating to Collateral.

A.                                    Creation, Perfection and Priority of Liens.  The execution and delivery of the Collateral Documents by Loan Parties, together with actions taken pursuant to subsections 3.12, 5.8 and 5.9, are effective or, in the case of subsections 5.8 and 5.9 at the time of taking such actions, will be effective, once taken, to create in favor of Administrative Agent, for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on the Collateral covered thereby.

B.                                    Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 4.14A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

C.                                    Absence of Third-Party Filings.  On and after the Closing Date, except (a) such as may have been filed in favor of Administrative Agent or with respect to Liens permitted by this Agreement (including, without limitation, Liens securing obligations under the First Lien Credit Agreement) or (b) precautionary filings in respect of operating leases, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO, in each case other than filings in respect of which Administrative Agent shall have received appropriate termination statements or releases.

D.                                    Margin Regulations.  The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

E.                                      Information Regarding Collateral.  All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to all Collateral) is accurate and complete in all material respects.

4.15                        Disclosure.

No representation or warranty of any Loan Party contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement (including the Confidential Information Memorandum dated November, 2003) contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.  Any term or provision of this Section to the contrary notwithstanding, insofar as any of the representations and warranties described above includes assumptions, estimates, projections or opinions, no representation or warranty is made herein with respect thereto; provided, however, that to the extent any such assumptions, estimates, projections or opinions are based on factual matters, Company has reviewed such factual matters and nothing has come to its attention in the context of such review which would lead it to believe that such factual matters were not or are not true and correct in all material respects or that such factual matters omit to state any material fact necessary to make such assumptions, estimates, projections or opinions not misleading in any material respect.

Section 5.                                          AFFIRMATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1                               Financial Statements and Other Reports.

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  Company will deliver to Administrative Agent (for distribution to Lenders):

(i)  Quarterly Financials:  as soon as available and in any event within 60 days after the end of each Fiscal Quarter, the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and stockholders’ equity of Company and its Subsidiaries for such Fiscal Quarter and statements of income, stockholders’ equity and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (it being understood that the foregoing requirement may be satisfied by delivery of Company’s report as filed with the Securities and Exchange Commission on Form 10-Q, if any) together with, if any pro forma financial information has been used in connection with determining compliance with this Agreement, a reconciliation of such pro forma financial information with the financial information contained in such financial statements, all in reasonable detail and certified by the president, chief executive officer, treasurer, or chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(ii)  Year-End Financials:  as soon as available and in any event within 105 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year (it being understood that the foregoing requirement may be satisfied by delivery of Company’s report to the Securities and Exchange Commission on Form 10-K, if any) together with, if any pro forma financial information has been used in connection with determining compliance with this Agreement, a reconciliation of such pro forma financial information with the financial information contained in such financial statements, all in reasonable detail and reported on by independent certified public accountants of recognized national standing selected by Company and satisfactory to Agents, which report shall state (without Impermissible Qualification) that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iii)  Officer’s and Compliance Certificates:  together with each delivery of financial statements pursuant to subdivisions (i) and (ii) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the relevant terms of this Agreement and that no condition or event that constitutes an Event of Default or Potential Event of Default exists, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto and (b) a Compliance Certificate executed by the president, chief executive officer, treasurer, or chief financial officer of Company;

(iv)  Accountants’ Certification:  together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (ii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of subsections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7 and 6.8 of this Agreement as they relate to accounting matters, and (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;

(v)  SEC Filings and Press Releases:  promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Parent or Company to its security holders (other than DLJMB or Parent, respectively), and (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Parent or any of its Subsidiaries with any national securities exchange or with the Securities and Exchange Commission;

(vi)  Events of Default, etc.: promptly and in any event within seven Business Days after the president, chief executive officer, treasurer, assistant treasurer, controller, chief financial officer or any other Authorized Officer of Company obtains knowledge of any condition or event that constitutes an Event of Default or Potential Event of Default, an Officer’s Certificate specifying the nature and period of existence of such Event of Default or Potential Event of Default and what action Company has taken, is taking and proposes to take with respect thereto;

(vii)  Litigation or Other Proceedings:  (a) promptly upon the president, chief executive officer, treasurer, assistant treasurer, controller, chief financial officer or any other Authorized Officer of Company obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, “Proceedings”) not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in any case:

(1)                                  has a reasonable possibility of giving rise to a Material Adverse Effect; or

(2)                                  seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby,

written notice thereof and (b) promptly after request by Agents, such other information as may be reasonably requested by Agents to enable Agents and their respective counsel to evaluate any of such Proceedings;

(viii)  ERISA Events:  promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could reasonably be expected to result in a

Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ix)  ERISA Notices:  with reasonable promptness, copies of all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that could reasonably be expected to result in a Material Adverse Effect;

(x)  Financial Plans:  as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated budget for such Fiscal Year, in the form prepared by Company consistent with its past practices (the “Financial Plan”);

(xi)  New Subsidiaries:  promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 4.1 with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 4.1 for all purposes of this Agreement);

(xii)  UCC Search Report:  as promptly as practicable after the date of delivery to Administrative Agent of any UCC financing statement delivered by any Loan Party pursuant to subsection 3.12 or 5.8A, copies of completed UCC searches evidencing the proper filing, recording and indexing of all such UCC financing statements and listing all other effective financing statements that name such Loan Party as debtor, together with copies of all such other financing statements not previously delivered to Administrative Agent by or on behalf of Company or such Loan Party; and

(xiii)  Other Information:  with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

5.2                               Legal Existence, etc.

Except as permitted under subsection 6.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its legal existence and all rights and franchises material to its business except where failure to keep in full force and effect such rights and franchises could not reasonably be expected to have a Material Adverse Effect; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve the existence of any Subsidiary if Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company and its Subsidiaries, and that the loss thereof is not disadvantageous in any material respect to Company or Lenders.

5.3                               Payment of Taxes and Claims; Tax Consolidation.

Company will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

5.4                               Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds.

A.                                    Maintenance of Properties.  Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof unless Company determines in good faith that the continued maintenance of any of its Properties is no longer economically desirable.

B.                                    Insurance.  Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.  Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Agents in their commercially reasonable judgment.  Each such policy of insurance shall (a) as soon as practicable after the Closing Date but in no event later than thirty (30) days after the Closing Date (or such longer period as Administrative Agent shall agree) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as a loss payee thereunder for any covered loss in excess of $250,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy unless, in the case of this clause (b), if any First Lien Credit Agreement is then in effect, the insurer will not issue such loss payable clauses or endorsements naming Administrative Agent for the benefit of Lenders as a loss payee, in which case Company shall deliver to Administrative Agent such loss payable clauses or endorsements naming Administrative Agent for the benefit of Lenders as a loss payee promptly upon payment in full of all obligations under the First Lien Credit Agreement, termination of all commitments to extend credit thereunder and expiration, surrender or cash collateralization of all letters of credit thereunder.

C.                                    Evidence of Insurance.  Upon request of Administrative Agent, Company shall deliver to Administrative Agent a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 5.4B is in full force and effect and that Administrative Agent on behalf of Lenders has been named as an additional insured and/or a loss payee thereunder to the extent required under subsection 5.4B.

5.5                               Inspection Rights.

Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and, after notice to Company and provision of an opportunity to participate in such discussions, independent public accountants, all upon reasonable notice and at such reasonable times and intervals during normal business hours and as often as may reasonably be requested, but, unless an Event of Default shall have occurred and be continuing, not more frequently than once in each Fiscal Year, unless otherwise consented to by Company.  Subject to subsection 9.2, the cost and expenses of each such visit shall be borne by the applicable Lender.

5.6                               Compliance with Laws, etc.

A.                                    General.  Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

B.                                    Environmental Covenant.

Company will and will cause each of its Subsidiaries to:

(i)  Use and operate all of its Facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other Governmental Authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, in each case except where the failure to comply with the terms of this clause would not reasonably be expected to have a Material Adverse Effect;

(ii)  Promptly notify Agents and provide copies of all written claims, complaints, notices or inquiries relating to the condition of its Facilities or relating to compliance with Environmental Laws which relate to environmental matters which would have, or would reasonably be expected to have, a Material Adverse Effect, and promptly cure and have dismissed with prejudice any material actions and proceedings relating to compliance with Environmental Laws, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books; and

(iii)  Provide such information and certificates which Agents may reasonably request from time to time to evidence compliance with this Section 5.6.

5.7                               Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain Subsidiaries and Future Subsidiaries; IP Collateral.

A.                                    Execution of Subsidiary Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Subsidiary of Company after the Closing

Date (other than a Foreign Subsidiary and other than a Domestic Subsidiary that is a Non-Wholly-Owned Subsidiary), Company will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a supplement to the Pledge Agreement, a counterpart of the Subsidiary Guaranty and an acknowledgement to the Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 3.12) as may be necessary or, in the opinion of Agents, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents; provided that no such Subsidiary shall be required to pledge pursuant to the Pledge Agreement more than 65% of the total combined voting power of all classes of securities of any Foreign Subsidiary held by such Subsidiary entitled to vote.

B.                                    Subsidiary Charter Documents, Legal Opinions, Etc.  Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary’s Organizational Certificate, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation, organization or formation, as applicable, and each other state in which such Person is qualified as a foreign entity to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a copy of such Subsidiary’s Organizational Document, certified by its secretary or an assistant secretary as of a recent date prior to their delivery to Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached Organizational Authorizations of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iv) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Agents and their respective counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Agents may reasonably request, all of the foregoing to be satisfactory in form and substance to Agents and their respective counsel.

C.                                    IP Collateral.  If any Subsidiary (other than a Foreign Subsidiary and Domestic Subsidiaries that are Non-Wholly-Owned Subsidiaries) becomes an owner of any Intellectual Property after the Closing Date, Company shall cause such Subsidiary to promptly execute and deliver to Administrative Agent an acknowledgement to the Security Agreement and all cover sheets and executed grants of trademark security interest, grants of patent security interest and grants of copyright security interest and such other documents or instruments required to be filed with the PTO and the CO as Administrative Agent shall deem appropriate and take such further action and execute such further documents and instruments as may be necessary, or in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on such Intellectual Property.

5.8                               Future Leased Property and Future Acquisitions of Real Property; Future Acquisition of Other Property.

A.                                    In connection with any Leasehold Property, Company shall, and shall cause each of its Subsidiaries (other than Foreign Subsidiaries and Domestic Subsidiaries that are Non-Wholly-Owned Subsidiaries) to use its (and their) commercially reasonable efforts (which shall not require the expenditure of cash (other than the payment of the respective attorneys fees of Company and the lessor) or the making of any material concessions under the relevant lease) to deliver to Administrative Agent a waiver for the benefit of Administrative Agent in form and substance reasonably satisfactory to Administrative Agent executed by the lessor of any real property that is to be leased by Company or such Subsidiary for a term in excess of one year in any state which by statute grants such lessor a “landlord’s” (or similar) Lien which is superior to Administrative Agent’s and which grants to Administrative Agent a license to enter the leased property and remove any and all personal property, if the value of such personal property of Company or its Subsidiaries to be held at such leased property exceeds (or it is anticipated that the value of such personal property will, at any point in time during the term of such leasehold term, exceed) $2,000,000.

B.                                    In the event that Company or any of its Subsidiaries (other than Foreign Subsidiaries or Domestic Subsidiaries that are Non-Wholly-Owned Subsidiaries) shall acquire any real property having a value as determined in good faith by Administrative Agent in excess of $2,000,000 (or in the case of leased property, in the event that Company is able to deliver the waivers and consents described in subsection 5.8C in connection with the leases described therein), Company or the applicable Subsidiary shall, promptly after such acquisition or consent, execute a Mortgage and provide Administrative Agent with (i) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of Administrative Agent, desirable effectively to create a valid, perfected First Priority Lien, subject to the Liens permitted by subsection 6.2, against the property purported to be covered thereby, (ii) mortgagee’s title insurance policy or policies in favor of Administrative Agent and Lenders in amounts and in form and substance and issued by insurers, reasonably satisfactory to Agents, with respect to the property purported to be covered by such Mortgage, insuring that title to such property is indefeasible and that the interests created by the Mortgage constitute valid First Priority Liens thereon free and clear of all defects and encumbrances other than as permitted by subsection 6.2 or as approved by Agents, and such policies shall include, to the extent available, such endorsements as Agents shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon, and (iii) such other approvals, opinions, or documents as Agents may reasonably request.

C.                                    As soon as reasonably practical after the Closing Date, Company or its applicable Subsidiary shall, in the event Company or any of its Subsidiaries (other than Foreign Subsidiaries or Domestic Subsidiaries that are Non-Wholly-Owned Subsidiaries) shall become a lessee under any lease of real property covering 10,000 square feet of building space and having an unexpired lease term (including options to extend such lease term) of three years or longer, Company or the applicable Subsidiary shall, use its commercially reasonable efforts (which shall not require the expenditure of cash (other than the payment of the respective attorneys fees of Company and the lessor) or the making of any material concessions under the relevant lease) to cause the lessor to agree (during the negotiation of such lease if such lease is entered into after the Closing Date), for the benefit of Administrative Agent (i) to the matters set forth in subsection 5.8A, (ii) that without any further consent of such lessor or any further action on the part of the Loan Party holding the lessee’s interest in such property, such lessee’s interest in such property may be encumbered pursuant to a Mortgage and may be assigned to the purchaser at a foreclosure sale or in a transfer in lieu of such a sale (and to a subsequent third party assignee if any Agent, any Lender, or an Affiliate of either so acquires such lessee’s interest in such property), and (iii) that such lessor shall not terminate such lease as a result of a default by such Loan Party thereunder without first giving Agents notice of such default and at least 60 days (or, if such default cannot reasonably be cured by Agents within such period, such longer period as may reasonably be required) to cure such default.

5.9                               PTO and CO Cover Sheets, Etc.

Company will deliver to Administrative Agent no later than ten (10) days after the Closing Date (or such longer period as Administrative Agent shall agree) instruments or documents, in appropriate form for filing with the PTO and/or the CO, sufficient to create and perfect a security interest in all IP Collateral owned as of the Closing Date by Company and its Subsidiaries (other than Foreign Subsidiaries and Domestic Subsidiaries that are Non-Wholly-Owned Subsidiaries), which instruments or documents shall reflect that such security interest is junior in priority to the security interest granted in such IP Collateral under the First Lien Credit Agreement while any First Lien Credit Agreement is then in effect.

5.10                        Mortgages.

A.                                    With respect to the Closing Date Mortgaged Property, as soon as practicable after the Closing Date but in no event later than thirty (30) days after the Closing Date (or such longer period as Administrative Agent shall agree), Company shall deliver to Administrative Agent counterparts of the Mortgage covering the Closing Date Mortgaged Property, dated as of the date of such delivery, duly executed by the applicable Subsidiary in appropriate form for recording, together with such other documents and instruments in appropriate form for filing of such Mortgage as may be necessary or, in the reasonable opinion of Administrative Agent, desirable effectively to create a valid, perfected, First Priority Lien, subject to Liens permitted by subsection 6.2, against the properties purported to be covered thereby.

B.                                    As soon as practicable after delivery of the Mortgage pursuant to subsection 5.10A, Company shall deliver to Administrative Agent (i) mortgagee’s title insurance policies in favor of Agents and Lenders in amounts and in form and substance and issued by insurers, reasonably satisfactory to Administrative Agent, with respect to the property purported to be covered by such Mortgage, insuring that title to such property is indefeasible and that the interests created by such Mortgage constitute valid First Priority Liens thereon free and clear of all defects and encumbrances other than as permitted by subsection 6.2 or as approved by Administrative Agent, and such policies shall also include, to the extent available, such endorsements as Administrative Agent shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon, unless, in the case of this clause (i), if any First Lien Credit Agreement is then in effect, the insurer will not issue such title insurance policies in favor of Agents and Lenders described above, in which case Company shall deliver to Administrative Agent such title insurance policies and other items described above promptly upon payment in full of all obligations under the First Lien Credit Agreement, termination of all commitments to extend credit thereunder and expiration, surrender or cash collateralization of all letters of credit thereunder, and (ii) such other approvals, opinions or documents as Administrative Agent may reasonably request.

Section 6.                                          NEGATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1                               Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to, any Indebtedness, except:

(i)  Company may become and remain liable with respect to the Obligations;

(ii)  Company and its Subsidiaries may become and remain liable with respect to any obligations constituting Indebtedness and actually arising pursuant to Contingent Obligations permitted pursuant to subsection 6.4;

(iii)  Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases and other purchase money Indebtedness incurred to finance the acquisition or improvement of fixed assets, in an aggregate amount not exceeding $7,500,000;

(iv)  Intercompany Indebtedness (i) of Company or any Domestic Subsidiary of Company owing to Company or any Subsidiary of Company, and (ii) of any Foreign Subsidiary of Company owing to (x) any other Foreign Subsidiary or (y) Company or any Domestic Subsidiary of Company; provided that in respect of any such Indebtedness (other than any such Indebtedness incurred to finance a Permitted Acquisition) described in this clause (ii)(y), the aggregate principal amount of such Indebtedness, when taken together with the aggregate amount at such time of all outstanding Investments in Foreign Subsidiaries made pursuant to subsection 6.3(xii), shall not exceed at any time outstanding $10,000,000; provided further that (x) if requested by Administrative Agent, all intercompany Indebtedness shall be evidenced by promissory notes which shall be delivered to the First Lien Collateral Agent pursuant to the Intercreditor Agreement (to the extent then in effect) or the applicable intercreditor agreement then in effect (if any) or, if no First Lien Credit Agreement is then in effect, to Administrative Agent, as Collateral hereunder, and (y) all intercompany Indebtedness owed by Company or by a Subsidiary Guarantor to any Subsidiary of Company that is not a Subsidiary Guarantor shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of an intercompany subordination agreement in the form of Exhibit XIII attached hereto;

(v)  Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 6.1 annexed hereto and refinancings and replacements thereof in a principal amount not exceeding the principal amount of the indebtedness so refinanced or replaced and with an average life to maturity of not less than the then average life to maturity of the Indebtedness so refinanced or replaced;

(vi)  Company may become and remain liable with respect to up to $100,000,000 in aggregate principal amount of Indebtedness evidenced by the Senior Subordinated Notes;

(vii)  Indebtedness of Tri-Star Electronics Europe SA incurred pursuant to a working capital facility not to exceed U.S.$2,000,000 (or the equivalent thereof in Swiss Francs) at any time outstanding (except if such excess is caused solely by changes in exchange rates and is eliminated within five Business Days of its occurrence) and other Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount which does not exceed $10,000,000 at any time outstanding;

(viii)  Assumed Indebtedness of Company and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

(ix)  Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(x)  Company may become and remain liable with respect to Permitted Indebtedness; provided that Company causes an opinion of counsel in form and substance reasonably satisfactory to Administrative Agent to be delivered to Administrative Agent to the effect that the incurrence and performance of the terms of the Permitted Indebtedness do not conflict with or violate the terms of this Agreement, the First Lien Credit Agreement or the Senior Subordinated Note Indenture at or prior to the incurrence of the Permitted Indebtedness; provided further that (A) after giving effect to the incurrence of Permitted Indebtedness, Company and its Subsidiaries shall be in pro forma compliance with the provisions of Section 6 of this Agreement; (B) an aggregate amount equal to (I) at least 80% of Net Securities Proceeds from the issuance of Permitted Indebtedness shall be applied to the permanent prepayment of term Indebtedness under the First Lien Credit Agreement (and, if necessary, after all such term Indebtedness has been repaid in full, to the permanent reduction of revolving Indebtedness thereunder) and an aggregate amount equal to the remaining Net Securities Proceeds from the issuance of Permitted Indebtedness shall be applied to the repayment of outstanding revolving loans under the First Lien Credit Agreement (to the extent any First Lien Credit Agreement is then in effect) no later than the first Business Day following the receipt thereof (but with no concurrent commitment reduction), or (II) if no First Lien Credit Agreement is then in effect, the Net Securities Proceeds shall be used for working capital and general and other corporate purposes of Company and its Subsidiaries; (C) Permitted Indebtedness in respect of the Incremental Facility shall be incurred not more than one time during the term of this Agreement, and other Permitted Indebtedness shall be incurred not more than one time during the term of this Agreement; and (D), in the case of Permitted Indebtedness issued pursuant to the Incremental Facility, such Permitted Indebtedness shall be issued on terms to be agreed upon by Company, Agents and the lenders under such Incremental Facility (which may be Lenders and/or other Eligible Assignees), and the Incremental Facility may be implemented and conforming amendments made to this Agreement and other Loan Documents to reflect its implementation and the terms thereof without the consent of any Lender not a lender under such Incremental Facility, including, without limitation, conforming amendments: (w) to provide for the Incremental Facility to share ratably in the Collateral and in the other benefits of this Agreement and the other Loan Documents (including the accrued interest in respect thereof) with the Loans made on the Closing Date, (x) to Sections 1 and 2 to provide, among other things, for the Incremental Facility to share ratably with the Loans made on the Closing Date in the application of prepayments, (y) to provide an amortization schedule for the Incremental Facility (provided that no amortization shall be paid in respect of the Incremental Facility prior to the Maturity Date), and (z) to include appropriately the Lenders holding the Incremental Facility in any determination of Lenders, Requisite Lenders and Pro Rata Share and the loans constituting the Incremental Facility as Loans, it being understood that no Lender or Agent is committed or obligated to participate in such Incremental Facility unless it agrees to do so in the document or agreement implementing such Incremental Facility; notwithstanding anything in this Agreement expressed or implied to the contrary (including, without limitation in subsection 9.6), nothing herein shall be construed to require consent from Lenders that are not lenders under such Incremental Facility to the incurrence of Indebtedness under the Incremental Facility in compliance with this subsection 6.1(x), and this subsection 6.1(x) shall supersede any provisions in subsection 9.6 to the contrary; and

(xi)  Company and the Subsidiary Guarantors may become and remain liable with respect to obligations owed under the First Lien Credit Agreement; provided that the aggregate outstanding principal amount of Indebtedness under this clause (xi) plus the aggregate amount of letters of credit outstanding under subsection 6.4(ii)(A) (and undrawn) shall not exceed the lesser of (a) the then aggregate amount of outstanding principal amounts of Indebtedness and unutilized commitments in respect of the First Lien Credit Agreement, plus $10,000,000, plus the Net Senior Debt Ratio Amount, and (b) $[81,000,000] plus $10,000,000 plus the Net Senior Debt Ratio Amount, minus  the aggregate amount of all repayments and prepayments of any term Indebtedness thereunder, and the aggregate amount of all permanent reductions of revolving credit commitments thereunder.

6.2                               Liens and Related Matters.

A.                                    Prohibition on Liens.  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i)  Permitted Encumbrances;

(ii)  Liens granted pursuant to the Collateral Documents, and Liens created under the First Lien Credit Agreement securing payment of any obligations in respect of Hedge Agreements owed to any Person that, at the time such Hedge Agreement was entered into, was a lender or an Affiliate of a lender under the First Lien Credit Agreement;

(iii)  Liens existing as of the Original Closing Date and described in Schedule 6.2 annexed hereto and Liens securing extensions, renewals or replacements of the Indebtedness or other obligations which such identified Liens secure; provided that no such extension, renewal or replacement shall increase the obligations secured by such Lien or extend such Lien to additional assets;

(iv)  Liens securing Indebtedness permitted pursuant to subsection 6.1(iii); provided that the principal amount of such Indebtedness does not exceed at the time of acquisition or leasing of the related asset the fair market value of the asset so acquired or leased and that such Lien is limited solely to the asset so acquired or leased in connection with the incurrence of such Indebtedness;

(v)  Liens on the assets of any Foreign Subsidiary securing the repayment of the Indebtedness permitted pursuant to subsection 6.1(iv)(ii), 6.1(vii) or 6.1(ix);

(vi)  Liens in the nature of trustees’ Liens granted pursuant to any indenture governing any Indebtedness permitted by subsection 6.1, in each case in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(vii)  Liens of sellers of goods to Company and any of its Subsidiaries arising solely under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(viii)  Liens securing Assumed Indebtedness of Company and its Subsidiaries permitted pursuant to subsection 6.1(viii), provided, however, that (i) any such Liens attach only to the property of the Subsidiary acquired, or the property acquired, in connection with such Assumed Indebtedness and shall not attach to any assets of Company or any of its Subsidiaries theretofore existing and (ii) the Assumed Indebtedness and other secured Indebtedness of Company and its Subsidiaries secured by any such Lien shall not exceed 100% of the fair market value of the assets being acquired in connection with such Assumed Indebtedness;

(ix)  Liens securing reimbursement obligations in respect of trade letters of credit, which Liens are limited to the goods purchased with, or whose purchase was supported by, such letters of credit;

(x)  Other Liens securing Indebtedness and other obligations in an aggregate amount not to exceed $7,500,000 at any time outstanding;

(xi)Liens securing Permitted Indebtedness not incurred pursuant to the Incremental Facility, such Liens to be subordinated to the Liens securing the Obligations subject to an intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent; and

(xii)Liens securing obligations under the First Lien Credit Agreement, such Liens to be subject to the Intercreditor Agreement or, in the case of any First Lien Credit Agreement described in clause (ii) of the definition thereof, an intercreditor agreement substantially similar to the Intercreditor Agreement or otherwise reasonably satisfactory to Administrative Agent; provided that such Liens shall also secure the Obligations.

Nothing in this subsection 6.2 shall prohibit the sale, assignment, transfer, conveyance or other disposition of any Margin Stock owned by Company or any of its Subsidiaries at its fair value (as determined in good faith by its Board of Directors) so long as proceeds are held as Cash or Cash Equivalents or the creation, incurrence, assumption or existence of any Lien on or with respect to any Margin Stock.

B.                                    No Further Negative Pledges.  Except (x) with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale and (y) customary limitations in respect of Company and its Subsidiaries contained in any agreement with respect to Indebtedness incurred in reliance on subsection 6.1(ii), (iv), (vi), (vii), (viii), (x) or (xi), and (z) restrictions or limitations contained in any partnership agreement or joint venture agreement to which Company or any of its Subsidiaries are a party on the ability to create or assume Liens on any assets of the relevant partnership or joint venture, neither Company nor any of its Subsidiaries shall enter into any agreement (other than an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

C.                                    No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries.  Except (x) as provided herein, (y) customary limitations and prohibitions in any agreement with respect to Indebtedness incurred in reliance on subsection 6.1(iv)(ii)(x), (vi), (vii), (viii), (x) or (xi) and (z) any such encumbrance or restriction contained in any partnership or joint venture agreement to which Company or any of its Subsidiaries is a party, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, or (iii) make loans or advances to Company or any other Subsidiary of Company.

6.3                               Investments.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:

(i)  Company and its Subsidiaries may make and own Investments in Cash Equivalents (as determined on the date of acquisition thereof);

(ii)  (a) Company and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Subsidiaries of Company; (b) Company and its Domestic Subsidiaries may make additional Investments in Company or Subsidiary Guarantors subject to compliance with subsections 5.7 and 5.8; and (c) any Foreign Subsidiary may make additional Investments in any other Foreign Subsidiary;

(iii)  Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 6.1(iv) and incur Contingent Obligations permitted by subsection 6.4;

(iv)  Company and its Subsidiaries may continue to own the Investments owned by them as of the Original Closing Date and described in Schedule 6.3 annexed hereto and extensions or renewals thereof, provided that no such extension or renewal shall be made in reliance on this clause (v) if it would (x) increase the amount of such Investment at the time of such renewal or extension or (y) result in a Potential Event of Default or an Event of Default hereunder;

(v)  Company and its Subsidiaries may make and own Investments received in connection with Asset Sales permitted pursuant to subsection 6.7(x);

(vi)  Investments constituting Consolidated Capital Expenditures (and any capital expenditures excluded from the definition of Consolidated Capital Expenditures pursuant to clause (y) thereof);

(vii)  Investments made by Company or any of its Subsidiaries in Permitted Acquisitions in accordance with subsection 6.7(vi);

(viii)  Investments arising under or in connection with Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for speculative purposes;

(ix)  Company and its Subsidiaries may make and own Investments received in connection with the bankruptcy or reorganization or suppliers and customers and in settlement of delinquent obligations of and other disputes with customers and suppliers arising in the ordinary course of business;

(x)  Company and its Subsidiaries may (x) continue to own Investments in the form of loans made prior to the Closing Date to officers, directors and employees of Company and its Subsidiaries for the sole purpose of purchasing common stock of Parent (or purchases of such loans made by others), and (y) make and own Investments in the form of loans to Global Technology Partners made after the First Closing Date in an aggregate principal amount not to exceed $1,000,000 for the sole purpose of purchasing common stock of Parent;

(xi)  Company and its Subsidiaries may make and own Investments solely from the proceeds of capital contributions by Parent to Company or sales of equity Securities by Company to Parent, in each case only to the extent proceeds from such capital contribution or sale (x) are not required to be applied to repay the Loans pursuant to subsection 2.4(B)(ii)(c), (y) arise from the issuance by Parent of its equity Securities, and (z) are received after the Closing Date for the purpose of making an Investment identified in a notice delivered to Agents on or prior to the date such capital contribution or sale or repayment is made, so long as immediately before and after giving effect to any such Investment, no Potential Event of Default or Event of Default has occurred and is continuing; and

(xii)  Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $5,000,000; provided that such Investments are with respect to businesses similar or related to the businesses engaged in by Company and its Subsidiaries.

6.4                               Contingent Obligations.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)  Company and its Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Obligations;

(ii)  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of (A) letters of credit issued under the First Lien Credit Agreement and (B) other letters of credit in an aggregate amount at any time not to exceed $2,000,000 for Company and its Domestic Subsidiaries and $2,000,000 for Company’s Foreign Subsidiaries;

(iii)  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for speculative purposes;

(iv)  Company and its Domestic Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Domestic Subsidiaries permitted by subsection 6.1; provided that any such Contingent Obligations in respect of the Subordinated Indebtedness permitted pursuant to subsection 6.1(vi) are subordinated to the payment of the Obligations to the same extent as such Subordinated Indebtedness;

(v)  Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 6.4 annexed hereto and extensions or renewals thereof, so long as such extension or renewal does not increase the amount of the Contingent Obligation being renewed or extended, as the case may be;

(vi)  Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $2,000,000.

6.5                               Restricted Junior Payments.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that so long as no

Potential Event of Default or Event of Default shall have occurred and be continuing or would occur as a result thereof (except in the case of Restricted Junior Payments permitted by subsections 6.5(i) and (iii) below):

(i)  Company may (a) make payments of regularly scheduled interest in respect of the Senior Subordinated Notes, in each case in accordance with the terms of and to the extent required by (and subject to the subordination provisions contained therein) the Senior Subordinated Indenture, and (b) to make payments to the holders of the Senior Subordinated Notes in the form of equity Securities that the subordination provisions applicable thereto permit such holders to accept prior to the repayment in full of the Obligations;

(ii)  Company may make dividend payments to Parent to the extent necessary to permit Parent to (x) pay corporate and other general administrative expenses (including fees in respect of advisory services) in an aggregate amount which does not exceed $1,000,000 in any Fiscal Year and (y) make payments in respect of taxes imposed on Company and its Subsidiaries; and

(iii)  Company may purchase, redeem, or otherwise acquire or retire Subordinated Indebtedness in an amount up to but not exceeding $20,000,000 (as calculated from the First Closing Date) with proceeds from the issuance of Subordinated Indebtedness permitted by subsection 6.1 or equity Securities of Company.

6.6                               Financial Covenants.

A.                                    Maximum Net Senior Debt Ratio.  Company shall not permit the Net Senior Debt Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2004, occurring during any period set forth below to exceed the correlative ratio indicated:

Period	Maximum Net Senior Debt Ratio

1st Fiscal Quarter, 2004	7.75	x

2nd Fiscal Quarter, 2004	8.45	x

3rd Fiscal Quarter, 2004	8.25	x

4th Fiscal Quarter, 2004	7.10	x

1st Fiscal Quarter, 2005	6.65	x

2nd Fiscal Quarter, 2005	6.30	x

3rd Fiscal Quarter, 2005	6.05	x

4th Fiscal Quarter, 2005	6.00	x

1st Fiscal Quarter, 2006	5.80	x

2nd Fiscal Quarter, 2006	5.60	x

3rd Fiscal Quarter, 2006	5.30	x

4th Fiscal Quarter, 2006	5.10	x

1st Fiscal Quarter, 2007 and thereafter	5.00	x

B.                                    Minimum Interest Coverage Ratio.  Company shall not permit the Consolidated Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2004, occurring during any period set forth below to be less than the correlative ratio indicated:

Period	Minimum Consolidated Interest Coverage Ratio

1st Fiscal Quarter, 2004	0.85	x

2nd Fiscal Quarter, 2004 through 3rd Fiscal Quarter, 2004	0.80	x

4th Fiscal Quarter, 2004	0.85	x

1st Fiscal Quarter, 2005	0.90	x

2nd Fiscal Quarter, 2005	0.95	x

3rd Fiscal Quarter, 2005 through 1st Fiscal Quarter, 2006	1.00	x

2nd Fiscal Quarter, 2006 through 3rd Fiscal Quarter, 2006	1.05	x

4th Fiscal Quarter, 2006 and thereafter	1.10	x

6.7                               Restriction on Fundamental Changes; Asset Sales and Acquisitions.

Company shall not, and shall not permit any of Company’s Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

(i)  (a) any Domestic Subsidiary of Company may be merged with or into Company or any Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Subsidiary Guarantor; provided that, in the case of such a merger, Company or such Subsidiary Guarantor shall be the continuing or surviving corporation and (b) any Foreign Subsidiary may be merged with or into another

Foreign Subsidiary or, so long as the surviving corporation of such merger is Company or a Domestic Subsidiary, with or into Company or any Domestic Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of in one transaction or a series of transactions, to Company, a Subsidiary Guarantor or another Foreign Subsidiary; provided that, notwithstanding the above, a Subsidiary may only liquidate or dissolve into, or merge with and into, another Subsidiary if, after giving effect to such combination or merger, Company continues to own (directly or indirectly), and Administrative Agent continues to have pledged to it pursuant to the Pledge Agreement, a percentage of the issued and outstanding equity Securities (on a fully diluted basis) of the Subsidiary surviving such combinations or merger that is equal to or in excess of the percentage of the issued and outstanding shares of equity Securities (on a fully diluted basis) of the Subsidiary that does not survive such combinations or merger that was (immediately prior to the combination or merger) owned by Company or pledged to Administrative Agent;

(ii)  Company and its Subsidiaries may make Consolidated Capital Expenditures permitted under subsection 6.8;

(iii)  Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iv)  Company and its Subsidiaries may consummate any transfer, conveyance or other disposal that constitutes (a) an Investment permitted under subsection 6.3, (b) a Lien permitted under subsection 6.2, (c) a Restricted Junior Payment permitted under subsection 6.5 or (d) a sale and leaseback transaction permitted by subsection 6.10;

(v)  Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales;

(vi)  (x) Company and its Subsidiaries may make Permitted Acquisitions; provided that such Permitted Acquisitions result in Company or the relevant Subsidiary acquiring a majority controlling interest in the Person (or its assets and businesses) acquired, or increasing any such controlling interest maintained by it in such Person or result in the Person acquired becoming an Acquired Controlled Person with respect to Company and its Subsidiaries; and (y) no later than five Business Days prior to the consummation thereof, Company delivers to Administrative Agent a Permitted Acquisition Compliance Certificate demonstrating compliance with the requirements of the definition of “Permitted Acquisition” and copies of all acquisition agreements executed and delivered in connection therewith to the extent available and requested by Administrative Agent; and provided, further, that reasonably promptly following the consummation of such Permitted Acquisition, Company shall have complied with the provisions of subsections 5.7 and 5.8 with respect thereto to the extent applicable;

(vii)  Company and its Subsidiaries may sell or otherwise dispose of assets as a result of any taking of assets described in clause (ii) of the definition of “Net Insurance/Condemnation Proceeds”, so long as the Net Insurance/Condemnation Proceeds resulting therefrom are applied or reinvested as required by subsection 2.4B(ii)(b);

(viii)  Company and its Subsidiaries may sell or discount overdue accounts receivable in the ordinary course of business, but only in connection with the compromise or collection thereof;

(ix)  Company and its Subsidiaries may make Asset Sales to Non-Wholly-Owned Subsidiaries that are not Subsidiary Guarantors of assets having a fair market value of not in excess of $10,000,000 in the aggregate for all such Asset Sales made after the First Closing Date; provided that (x) the consideration for such assets shall be in an amount at least equal to the fair market value thereof, and (y) any Investment in such Non-Wholly-Owned Subsidiaries resulting from such Asset Sale shall be permitted by subsection 6.3(xii) or as a Permitted Acquisition pursuant to subsection 6.3(vii); and

(x) Company and its Subsidiaries may make Asset Sales not permitted by the foregoing clauses (i) through (ix) to the extent the Asset Sales under this clause (x) do not constitute a sale of all or substantially all of Company’s assets or all or substantially all of its Subsidiaries’ assets on a consolidated basis; provided that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (y) at least 90% of the consideration received therefor is in the form of cash or Cash Equivalents; and (z) the proceeds of such Asset Sale are (1) applied or reinvested as and within the times required by subsection 2.4B(ii)(a), (2) applied to permanent repayment of Indebtedness in respect of the First Lien Credit Agreement no later than 365 days after receipt thereof or (3) reinvested no later than 365 days after receipt thereof in tangible or intangible property or assets (other than property or assets that constitute current assets under GAAP, unless the acquisition thereof is incidental to the acquisition of a materially greater amount of non-current assets) that is to be used in the business of Company and its Subsidiaries.

6.8                               Consolidated Capital Expenditures.

(i)  Company will not, and will not permit any of its Subsidiaries to, make or commit to make Consolidated Capital Expenditures in any Fiscal Year, beginning with the Fiscal Year ending December 31, 2003, except Consolidated Capital Expenditures which do not aggregate in excess of the corresponding amount set forth below opposite such Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures

Fiscal Year ending December 31, 2003	$5,000,000

Fiscal Year ending December 31, 2004	$5,000,000

Fiscal Year ending December 31, 2005 and each Fiscal Year thereafter	$7,000,000

provided that (a) if the aggregate amount of Consolidated Capital Expenditures actually made in any such Fiscal Year shall be less than the limit with respect thereto set forth above (before giving effect to any increase therein pursuant to this proviso) (the “Base Amount”), then the amount of such shortfall (up to an amount equal to 50% of the Base Amount for such Fiscal Year, without giving effect to this proviso) may be added to the amount of such Consolidated Capital Expenditures permitted for the immediately succeeding Fiscal Year and any such amount carried forward to a succeeding Fiscal Year shall be deemed to be used prior to Company and its Subsidiaries using the amount of capital expenditures permitted by this section in such succeeding Fiscal Year, without giving effect to such carryforward and (b) for any Fiscal Year (or portion thereof) following any acquisition of a business (whether through the purchase of assets or of shares of capital stock) permitted under subsection 6.7, the Base Amount for such Fiscal Year (or portion) shall be increased, for each such acquisition, by an amount equal to the product of (A) the lesser of (x) $5,000,000 and (y) 4% of revenues of the business acquired in such acquisition for the period of four Fiscal Quarters most recently ended on or prior to the date of such business acquisition multiplied by (B) (x) in the case of any partial Fiscal Year, a fraction, the numerator of which is the number of days remaining in such Fiscal Year after the date of such business acquisition and the denominator of which is 365 (or 366 in a leap year), and (y) in the case of any full Fiscal Year, 1.

(ii)  The parties acknowledge and agree that the permitted Consolidated Capital Expenditure level set forth in clause (i) above shall be exclusive of the amount of Consolidated Capital Expenditures actually made with the proceeds of a cash capital contribution to Company (including the proceeds of issuance of equity securities) made by Parent from the issuance by Parent of its equity Securities after the Closing Date and specifically identified in a certificate delivered by an Authorized Officer of Company to Administrative Agent on or about the time such capital contribution is made; provided that, to the extent any such cash capital contributions constitute Net Securities Proceeds after the Closing Date, only that portion of such Net Securities Proceeds which is not required to be applied as a prepayment pursuant to Section 2.4B(ii)(c) (or pursuant to the First Lien Credit Agreement) may be used for Consolidated Capital Expenditures pursuant to this clause (ii).

6.9                               Fiscal Year.

Company shall not change its Fiscal Year-end from December 31 of each calendar year.

6.10                        Sales and Lease-Backs.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) which Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease; provided that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if the property which is subject to such lease was acquired by Company or any of its Subsidiaries within 180 days of such sale or transfer of such property by Company or any of its Subsidiaries.

6.11                        Sale or Discount of Receivables.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable; provided that Company and its Subsidiaries may sell or discount overdue accounts receivable in the ordinary course business, but only in connection with the compromise or collection thereof.

6.12                        Transactions with Stockholders and Affiliates.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of the voting Securities of Parent or Company or with any Affiliate of Parent or Company on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its Wholly-Owned Subsidiaries or between any of its Wholly-Owned Subsidiaries; (ii) reasonable and customary fees paid to members of the Boards of Directors of Company and its Subsidiaries consistent with past practice; (iii) any Restricted Junior Payment permitted under subsection

6.5; (iv) the entry into and performance of obligations under arrangements with CSFB and its Affiliates for underwriting, investment banking and advisory services on usual and customary terms (including payments of the fee in respect of advisory services contemplated in subsection 6.5(ii)); (v) the payment of reasonable and customary fees and reimbursement of expenses payable to directors of Parent consistent with past practice; (vi) employment arrangements with respect to the procurement of services of directors, officers and employees in the ordinary course of business and the payment of reasonable fees in connection therewith; (vii) the issuance of equity Securities to Global Technology Partners, L.L.C. described in subsection 6.3; and (viii) the execution, delivery and performance of the agreements listed on Schedule 6.12 or any intercreditor agreement executed in connection with any Permitted Indebtedness not incurred pursuant to the Incremental Facility.

6.13                        Issuance of Subsidiary Equity.

Company shall not permit any of its Subsidiaries directly or indirectly to issue any shares of its capital stock or other equity Securities except to Company, another Subsidiary of Company, to qualify directors if required by applicable law or in proportion to its existing equity Securities of any class.

6.14                        Conduct of Business.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.15                        Amendments of Documents Relating to Indebtedness.

A.                                    Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder to the detriment of Lenders or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Lenders.

B.                                    Company shall not, and shall not permit any of its Subsidiaries to, designate any Indebtedness (other than any Indebtedness in respect of the Loan Documents and Indebtedness in respect of the First Lien Credit Agreement) as “Designated Senior Debt” (as defined in the Senior Subordinated Note Indenture) without the prior written consent of Requisite Lenders.

C.                                    Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Permitted Indebtedness that does not constitute the Incremental Facility, or make any amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Permitted Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral or to include collateral in which a security interest is granted to secure the Obligations), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder to the detriment of Lenders or to confer any additional rights on the holders of such Permitted Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Lenders.

D.                                    Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of the First Lien Credit Agreement or documents related thereto or entered into in connection therewith to (i) increase the maximum stated principal amount of Indebtedness or commitments permitted to remain outstanding thereunder other than in connection with Indebtedness permitted to be incurred pursuant to subsection 6.1(xi) or (ii) restrict Company’s ability to make interest payments required hereunder.

Section 7.                                          EVENTS OF DEFAULT

If any of the following conditions or events (each, an “Event of Default”) shall occur:

7.1                               Failure to Make Payments When Due.

Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by Company to pay any interest or premium on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

7.2                               Default in Other Agreements.

(i)Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 7.1) or Contingent Obligations in either an individual or an aggregate principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor (other than pursuant to a Change of Control); or (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that, with respect to any breach or default under the First Lien Credit Agreement (other than any breach or default resulting from failure to pay amounts due thereunder), (x) if such breach or default is a Change of Control, such event shall not constitute an Event of Default under this Agreement, and (y) any other breach or default thereunder shall only constitute an Event of Default under this clause (ii) of subsection 7.2 if such breach or default occurs and is not cured or waived upon the earlier of (I) 45 days after the occurrence of such breach or default or (II) Indebtedness under a First Lien Credit Agreement becoming due and payable prior to its stated maturity; or

7.3                               Breach of Certain Covenants.

Failure of Company to perform or comply with any term or condition contained in subsection 2.4B(iii), 2.5, 5.2 (solely with respect to the continued existence of Company) or 5.1(vi) or Section 6 of this Agreement; or

7.4                               Breach of Warranty.

Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

7.5                               Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 7, and such default shall not have been remedied or waived within 30 days after receipt by Company and such Loan Party of notice from Administrative Agent at the direction of the Requisite Lenders of such default; or

7.6                               Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)  A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries (other than any Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries (other than any Immaterial Subsidiary), and any such event described in clauses (i) or (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7                               Voluntary Bankruptcy; Appointment of Receiver, etc.

(i)  Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make any assignment for the benefit of creditors; or (ii) Company or any of its

Subsidiaries (other than any Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Subsidiaries (other than any Immaterial Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

7.8                               Judgments and Attachments.

Any money judgment, writ or warrant of attachment involving either in any individual case or in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered by insurance as to which a responsible insurance company is not denying its liability with respect thereto) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

7.9                               Dissolution.

Any order, judgment or decree shall be entered against Company or any of its Subsidiaries (other than any Immaterial Subsidiary) decreeing the dissolution or split up of Company or that Subsidiary (except as permitted under subsections 5.2 and 6.7) and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

7.10                        Employee Benefit Plans.

There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 since the First Closing Date; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000; or

7.11                        Invalidity of Guaranties; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered thereby, in each case for any reason other than the failure of any Agent or any Lender to take any action within its control or except to the extent that any such event is covered by a lender’s title insurance policy and the relevant insurer promptly after the occurrence thereof shall have acknowledged in writing that the same is covered by such title insurance policy, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing;

THEN (i) upon the occurrence of any Event of Default described in subsection 7.6 or 7.7 (with respect to Company or any Subsidiary Guarantor), each of (a) the unpaid principal amount of and accrued interest on the Loans (including Accreted Amounts and any Default Rate Accreted Amounts), (b) an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the amount that would be payable as a prepayment premium by Company (in the event of a prepayment of all outstanding Loans) pursuant to subsection 2.4B(iv) determined as of the date of the occurrence of any Event of Default, and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable.

Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 9.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.  The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

Section 8.                                          THE AGENTS

8.1                               Appointment.

A.                                    Appointment of Agents.  Each Lender hereby irrevocably appoints CSFB as the Administrative Agent and Syndication Agent hereunder and under the other Loan Documents and authorizes CSFB, in such capacities, to take such actions on its behalf and to exercise such powers as are delegated to CSFB in such capacities by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Each Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  In performing its functions and duties under this Agreement, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.  The provisions of this Section are solely for the benefit of Agents and Lenders, and Company shall not have rights as a third party beneficiary of any of such provisions.

B.                                    Appointment of Supplemental Collateral Agents.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction Administrative Agent may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 8 and of subsection 9.2 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

8.2                               Powers and Duties; General Immunity.

A.                                    Exculpatory Provisions.  Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agents (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agents are required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the relevant Lenders as shall be necessary under the circumstances as provided in subsection 9.6), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, and (iii) shall not, except as expressly set forth herein and in the other Loan Documents have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Company or any of its Affiliates that is communicated to or obtained by the person serving as an Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided in subsection 9.6) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.  No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice thereof is given to such Agent by Company or a Lender.  Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agents.

B.                                    Action on Instructions of Lender.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Requisite Lenders (or if required by the terms of subsection 9.6, all Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders.  Lenders hereby acknowledge that each Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Requisite Lenders.  Each Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by Lenders in proportion to their Pro Rata Share against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

C.                                    Employment of Agents and Counsel.  Each Agent may execute any of its duties as Administrative Agent or Syndication Agent, as the case may be, hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Each Agent shall be entitled to advice of counsel concerning the contractual arrangement between Agents and Lenders and all matters pertaining to each Agent’s duties hereunder and under any other Loan Document.

D.                                    Reliance by Agents.  Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of such Loan that by its terms must be fulfilled to the satisfaction of a Lender, Agents may presume that such condition is satisfactory to such Lender unless Agents shall have received notice to the contrary from such Lender prior to the making of such Loan.  Agents may consult with legal counsel (who may be counsel for Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

E.                                      Agents’ Reimbursement and Indemnification.  Lenders agree to reimburse and indemnify each Agent ratably in proportion to the outstanding Loans held by them (or, if the Loans have been repaid, in proportion to the outstanding Loans held by them immediately prior to such repayment) (i) for any amounts not reimbursed by Company for which any Agent is entitled to reimbursement by Company under the Loan Documents, (ii) for any other expenses incurred by any Agent on behalf of Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred  by any Agent in connection with any dispute between Agents, Agents  and any Lender or between two or more of Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against any Agent in connection with any dispute between Agents, Agents and any Lender or between two or more of Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of any Agent and (ii) any indemnification required pursuant to subsection 2.7 shall, notwithstanding the provisions of this subsection, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of Lenders under this subsection shall survive payment of the Obligations and termination of this Agreement.

F.                                      Rights as a Lender.  The Persons serving as Agents hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Agents hereunder in their individual capacity.  Such Persons and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Company or any Subsidiary or other Affiliate thereof as if such Persons were not Agents hereunder and without any duty to account therefor to the Lenders.

G.                                    Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Agents and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of subsection 8.2 shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

8.3                               Successor Agents.

A.                                    Successor Agents.  Administrative Agent and/or Syndication Agent may at any time give notice of its resignation to Lenders and Company.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, subject, so long as no Event of Default has occurred and is continuing, to the consent of Company, in consultation with Company, to appoint a successor Administrative Agent and/or Syndication Agent, as applicable, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 10 days after the retiring Administrative Agent and/or Syndication Agent as the case may be, gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent and/or Syndication Agent, as applicable, meeting the qualifications set forth above and subject, so long as no Event of Default has occurred and is continuing, to the consent of Company, provided that if Administrative Agent and/or Syndication Agent, as applicable, shall notify Company and Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent and/or Syndication Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent and/or Syndication Agent, as applicable, shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent and/or Syndication Agent, as applicable, as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent and/or Syndication Agent, as applicable hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and/or Syndication Agent, as applicable, and the retiring Administrative Agent and/or Syndication Agent, as applicable shall be discharged from all of its duties and obligations hereunder or under the Loan Documents.  The fees payable by Company to a successor Administrative Agent and/or Syndication Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between Company and such successor.  After the retiring Administrative Agent’s and/or Syndication Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8 and subsection 9.2 shall continue in effect for the benefit of such retiring Administrative Agent and/or Syndication Agent, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent and/or Syndication Agent, as applicable was acting in such capacity.

8.4                               Collateral Documents.

Each Lender hereby further authorizes Administrative Agent to enter into each Collateral Document as secured party on behalf of and for the benefit of Lenders and the other beneficiaries named therein and agrees to be bound by the terms of each Collateral Document; provided that Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in any Collateral Document without the prior consent of the Requisite Lenders (or, if required pursuant to subsection 9.6, all Lenders); provided further, however, that, without further written consent or authorization from any Lender, Administrative Agent may execute any documents or instruments necessary to effect the release of any asset constituting Collateral from the Lien of the applicable Collateral Document in the event that such asset is sold or otherwise disposed of in a transaction effected in accordance with subsection 6.7 or to the extent otherwise required by any Collateral Document or the Intercreditor Agreement.  Anything contained in any of the Loan Documents to the contrary notwithstanding, each Lender agrees that no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent for the benefit of Lenders and the other beneficiaries named therein in accordance with the terms thereof and subject to the terms of the Intercreditor Agreement.  Each Lender hereby further authorizes Administrative Agent to enter into such amendments to and amendments and restatements of and any other modifications to each Collateral Document, the Intercreditor Agreement, any other applicable intercreditor agreement relating to any First Lien Credit Agreement or Permitted Indebtedness and any other documents and instruments as secured party on behalf of and for the benefit of Lenders and the other beneficiaries named therein, in each case as shall be necessary or advisable in connection with the Intercreditor Agreement and the incurrence of Permitted Indebtedness to effectuate the terms thereof and hereof, and each Lender hereby agrees to be bound by the terms thereof.

8.5                               Non-Reliance on Agents and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.                                          MISCELLANEOUS

9.1                               Assignments and Participations in Loans.

A.                                    General.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and Administrative Agent and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection 9.1B, (ii) by way of participation in accordance with the provisions of subsection 9.1C or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection 9.1E (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection 9.1C and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.                                    Assignments.

Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement; provided that:

(i)except in the case of an assignment of all the Loans at the time owing to it or in the case of an assignment to a then existing Lender or an Affiliate of a then existing Lender or an Approved Fund with respect to the assigning Lender, the aggregate amount of Loans subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Company otherwise consent (each such consent not to be unreasonably withheld or delayed and such approval to be deemed to have been given if a response is not received within five Business Days from the date on which request for approval was received by the applicable Person);

(ii)(A) except in the case of assignments made in connection with the primary syndication of the Loans by Agents within five Business Days of the Closing Date and except in the case of an assignment of Loans to a then existing Lender or an Affiliate of a then existing Lender or an Approved Fund with respect to the assigning Lender, the consent of Company (which consent shall only be required if no Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed) shall be required; and (B) the consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed) shall be required;

(iii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned; and

(iv)the parties to each assignment shall (1) electronically execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent (which initially shall be ClearPar, LLC) or (2) manually execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (for which Company shall not be liable); and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire and if required, applicable tax forms.

Subject to acceptance and recording thereof by Administrative Agent, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of subsection 2.7 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 9.1C.

C.                                    Participations.  Any Lender may at any time, without the consent of, or notice to, Company or Administrative Agent, sell participations to any Person (other than a natural person or Company or any of Company’s Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that

(i)such Lender’s obligations under this Agreement shall remain unchanged;

(ii)such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and

(iii)Company, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any action (i) effecting the extension of the final maturity of the Loan allocated to such participation, (ii) effecting a reduction of the principal amount of or affecting the rate of interest payable on any Loan allocated to such participation, (iii) releasing all or substantially all of the Collateral, or (iv) releasing all or substantially all of the guarantors from their obligations under the Guaranties, and all amounts payable by Company hereunder.  Subject to subsection 9.1D, Company agrees that each Participant shall be entitled to the benefits of subsection 2.7 to the same extent as if it were a

Lender and had acquired its interest by assignment pursuant to subsection 9.1B.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 9.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 9.5 as though it were a Lender.

D.                                    Limitations Upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under subsection 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Company’s prior written consent.

E.                                      Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this subsection 9.1, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Notes even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

F.                                      Information.  Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 9.19.

G.                                    Representations of Lenders.  Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 9.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).  Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

9.2                               Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of Agents with respect to the preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) the reasonable fees, expenses and disbursements of a single counsel to Agents and Arranger (including the costs of local or foreign counsel, to the extent required) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iii) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of

Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Agents and of counsel providing any opinions that Syndication Agent, Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (iv) the custody or preservation of any of the Collateral; (v) all other actual and reasonable costs and expenses incurred by Arranger, Syndication Agent or Administrative Agent (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents  employed or retained by Syndication Agent, Administrative Agent or their respective counsel) in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (vi) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by Agents and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings).

9.3                               Indemnity.

In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Arranger, Agents and Lenders, and the officers, directors, trustees, employees, agents and affiliates of Arranger, Agents and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction or to the extent that such Indemnified Liabilities are Environmental Liabilities that arise solely out of the actions of Administrative Agent or Lenders occurring after Administrative Agent or Lenders shall have foreclosed on, or otherwise dispossessed Company and its Subsidiaries of, the applicable Facility.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties) or (ii) any Environmental Claim or any Hazardous

Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

9.4                               Set-Off; Security Interest in Deposit Accounts.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default referred to in subsections 7.6 or 7.7 or, with the consent of the Requisite Lenders, upon the occurrence of any other Event of Default, each Lender is, to the fullest extent permitted by applicable law, hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, subject to the terms of the Intercreditor Agreement, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company against and on account of the obligations and liabilities then due of Company to that Lender under this Agreement and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not that Lender shall have made any demand hereunder.  Company hereby further grants to each Agent and each Lender a security interest in all deposits and accounts maintained with such Agent or such Lender as security for the Obligations.

9.5                               Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, premium, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Company expressly consents to the foregoing arrangement and agrees, to the fullest extent that it may do so under applicable law, that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.6                               Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent which would:

(a)                                  modify any requirement hereunder that any particular action be taken by all Lenders or by Requisite Lenders shall be effective unless consented to by each Lender;

(b)                                 modify this subsection 9.6, change the definitions of “Requisite Lenders” or “Pro Rata Share” (except in accordance with subsection 6.1(x)(B)), increase any Commitments (except in accordance with subsection 6.1(x)(B)), reduce any fees described in subsection 2.3 (other than the fees to Agents referred to in subsection 2.3), release any material Subsidiary Guarantor from its obligations under the Guaranty, Parent from its obligations under the Parent Guaranty, or all or substantially all of the collateral security (except in each case as otherwise specifically provided for in the Loan Documents), or extend the Maturity Date, shall be made without the consent of each Lender adversely affected thereby;

(c)                                  extend the time of payment of, or reduce the amount of, any interest on or premium payable in respect of any Loan or reduce the principal amount of or rate of interest on or any premium payable in respect of any Loan (which shall in each case include the conversion of all or any part of the Obligations into equity of any Loan Party), shall be made without the consent of the Lender which has made such Loan; or

(d)                                 affect adversely the interests, rights or obligations of any Agent, unless consented to by such Agent.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

Notwithstanding anything in this subsection 9.6 to the contrary, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written approval of Administrative Agent, Company and the lenders under the Incremental Facility (and no other Lenders) to implement the Incremental Facility pursuant to and in accordance with subsection 6.1(x).

9.7                               Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.8                               Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Agents shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and Agents, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

9.9                               Survival of Representations, Warranties and Agreements.

A.                                    All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

B.                                    Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 9.2, 9.3 and 9.4 and the agreements of Lenders set forth in subsections 8.2C, 8.4 and 9.5 shall survive the payment of the Loans and the termination of this Agreement.

9.10                        Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.11                        Marshalling; Payments Set Aside.

None of Agents or Lenders shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations.  To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or any of Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.12                        Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.13                        Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.14                        Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.15                        APPLICABLE LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.16                        Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to subsection 9.1).  Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.

9.17                        Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(I)                                    ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND TO THE EXTENT PERMITTED UNDER APPLICABLE LAW VENUE OF SUCH COURTS;

(II)                                TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)                            AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 9.8;

(IV)                           AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)                               AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)                           AGREES THAT THE PROVISIONS OF THIS SUBSECTION 9.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

9.18                        Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 9.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.19                        Confidentiality.

Each Lender, Agent and Arranger shall hold all non-public information obtained in connection with this Agreement or obtained by it based on a review of the books and records of Company or any of its Subsidiaries in accordance with such Lender’s, Agent’s or Arranger’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, or if the lender is not a bank, in accordance with safe and sound financial services industry practices, it being understood and agreed by Company that in any event a Lender may make disclosures to Affiliates and professional advisors of such Lender or disclosures reasonably required by (a) any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein or (b) by any direct or indirect contractual counterparties in swap agreements or such contractual counterparties’ professional advisors; provided that such contractual counterparty or professional advisor to such contractual counterparty agrees in writing to keep such information confidential to the same extent required of Lenders hereunder, or disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process; provided further that, (x) unless specifically prohibited by applicable law or court order, each Lender, Agent and Arranger shall promptly notify Company of any request by any governmental agency or representative thereof (other than any request by the National Association of Insurance Commissioners or any request in connection with any examination of the financial condition of such Lender by any governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (y) prior to any such disclosure pursuant to this subsection 9.19 each Lender, each Agent and Arranger, as the case may be, shall require any such bona fide transferee, participant and assignee to agree to be bound by this subsection 9.19 and to require such Person to require any other Person to whom such Person discloses any such non-public information to be similarly bound by this subsection 9.19; and provided further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein.

Notwithstanding anything herein to the contrary, each Agent, Arranger and each Lender may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Agent, Arranger or such Lender relating to such tax treatment and tax structure.

9.20                        Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Agents of written or telephonic notification of such execution and authorization of delivery thereof.

9.21                        Maximum Amount.

A.                                    It is the intention of Company and Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness or obligations of Company to Lenders, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”).  If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan

Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount.  For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of Company evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Notes until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof.  The terms and provisions of this subsection shall control and supersede every other provision of all agreements between Company or any endorser of the Notes and Lenders.

B.                                    If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under subsection 2.4B(i) and shall be so applied in accordance with subsection 2.4 hereof or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of Company in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DECRANE AIRCRAFT HOLDINGS, INC.

By:
	Name:	Richard J. Kaplan
	Title:	Senior Vice President, Chief Financial Officer, Secretary and Treasurer

Notice Address:		2361 Rosecrans Avenue, Suite 180
El Segundo, CA 90245
Tel: 310.725.9123
Fax: 310.643.0746
Attention: Richard. J Kaplan

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CREDIT SUISSE FIRST BOSTON,
Acting through its Cayman Islands Branch, as a Lender and as Administrative Agent and Syndication Agents

By:
Name:
Title:

By:
Name:
Title:

Notice Address:	Eleven Madison Avenue
New York, New York 10010
Tel: 212.325.9936
Fax: 212.325.8304
Attn: Agency Group

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[Name of Lender]

By:
Name:
Title:

Notice Address:

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